Exhibit 10.13

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LEASE

IDB 17-19 DRYDOCK LIMITED PARTNERSHIP,

a Delaware Limited Partnership

Landlord

and

AKTIS ONCOLOGY, INC.,

a Delaware corporation

Tenant

for

The Innovation and Design Building

Premises located on the Fourth (4th) Floor of One Design Center Place

Boston, Massachusetts

January 13, 2022

i

ii

THE INNOVATION AND DESIGN BUILDING

Lease Agreement

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of January 13, 2022 (the “Effective Date”), by and between IDB 17-19 DRYDOCK LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), whose address is c/o Jamestown, Ponce City Market, 675 Ponce de Leon Avenue, NE, 7th Floor, Atlanta, Georgia 30308 and c/o Related Fund Management, 30 Hudson Yards, New York, New York 10001, and AKTIS ONCOLOGY, INC., a Delaware corporation, (“Tenant”) whose address is 450 Kendall Street, c/o MPM Capital, Cambridge, Massachusetts 02142. The terms set forth herein shall have the respective meanings set forth for the same in Articles I and VIII of this Lease.

Subject to all of the terms and conditions of this Lease, and in consideration of the covenants and obligations contained in this Lease, Landlord and Tenant agree as follows:

ARTICLE I.

BASIC LEASE INFORMATION

Leased Premises shall mean, in the aggregate, approximately 17,944 rentable square feet comprised of: (i) approximately 17,767 rentable square feet located on the fourth (4th) floor, as shown on the floor plan attached to this Lease as Exhibit A; and (ii) approximately 177 rentable square feet located on the first (1st) floor comprised of chemical storage space, each within the Building located at One Design Place, Boston, Massachusetts.

Commencement Date shall mean the date upon which Landlord tenders sole and exclusive possession of the Leased Premises to Tenant with Landlord’s Work Substantially Complete therein in accordance with the terms hereof.

Scheduled Commencement Date shall mean November 15, 2022.

Rent Commencement Date shall mean that date which is the earlier of: (i) the Commencement Date; and (ii) Tenant’s occupancy of the Premises for the Permitted Use.

Expiration Date shall mean that date which is the last day of the month in which the tenth (10th) anniversary of the Rent Commencement Date occurs.

Lease Term shall mean a term beginning on the Commencement Date and ending on the Expiration Date.

Base Rent shall mean the rent payments as set forth on Exhibit E attached hereto and made a part hereof.

Permitted Use shall mean use for General Industrial (as defined in the Prime Lease, as hereinafter defined) purposes, including without limitation research and development, laboratory and office uses, and for no other use or purpose. In no event will the Leased Premises be used for any purpose not permitted under the Prime Lease.

Tenant’s Proportionate Share shall mean 3.24% (17,944 SF / 553,245 SF). The parties hereto further stipulate and agree that Tenant’s Proportionate Share of Operating Costs shall be deemed a separately enumerated amount for purposes of the Prime Lease, particularly, but without limitation, for purposes of Exhibit D of the Prime Lease.

Security Deposit shall mean $897,120.00 in the form of a letter of credit, subject to reduction in accordance with Section 6.5 hereof.

Broker shall mean JLL, the commission for said Broker shall be paid by Landlord in accordance with a separate agreement.

ARTICLE II.

Section 2.1 Leased Premises and Term. Upon the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant, subject to the terms set forth herein. Landlord does hereby lease, demise and let to Tenant and Tenant does hereby lease and take from Landlord the Leased Premises for a term beginning on the Commencement Date and continuing in full force and effect for the Lease Term, unless this Lease is terminated earlier pursuant to the provisions hereof. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas. Once the Commencement Date is determined, Landlord and Tenant shall endeavor to execute a supplemental agreement stating the Commencement Date, the Rent Commencement Date and the Expiration Date; provided, however, the failure to do so will not affect the determination of such dates. The Leased Premises are demised hereby subject to all easements, restrictions, agreements of record, mortgages and deeds of trust, zoning and building laws, and the terms and provisions of the Prime Lease, including, but not limited to, the provisions of the Prime Lease relating to employment and non-discrimination, which provisions are set forth on Exhibit D to this Lease. If and to the extent that the Prime Lease shall be changed or modified as a result of any change imposed upon Landlord by the landlord under the Prime Lease (“Prime Lessor”), Tenant shall be given notice of such change and Tenant agrees to comply with any such changed provision provided that such changes do not materially adversely affect Tenant’s rights or tenancy hereunder. Except for the Landlord’s Work (as hereinafter defined), Landlord shall have no obligation to perform any work to the Leased Premises or Building to ready same for Tenant’s initial use or occupancy. Except as otherwise specifically provided herein, Landlord specifically excepts and reserves to itself the use of the roof, the exterior portions of the Leased Premises, and such areas within the Leased Premises required for installation, maintenance, replacement and repair of utility lines and other installations required to service other tenants of the Building from time to time during the Lease Term. No rights are conferred on Tenant, and Landlord specifically excepts and reserves to itself, unless otherwise specifically provided, all rights to the land and improvements below the floor level of the Leased Premises and to the air rights above the Leased Premises and to the land and improvements located on and within the Common Areas.

Section 2.2 Landlord’s Work. For purposes of this Section 2.2, the following terms shall have the meanings set forth below:

(i) “Approved Plans” shall mean the plans and specifications for the Premises Work as approved pursuant to the terms of this Section 2.2.

(ii) “Landlord’s Change Order” shall mean a change order proposed by Landlord to the Approved Plans.

(iii) “Landlord’s Contribution” shall mean $4,306,560.00 (i.e., $240.00 per rentable square foot of the Premises).

(iv) “Landlord’s Work” shall mean collectively (x) the items identified as “Landlord Scope” (the “Base Building Work”) on the Landlord/Tenant Work Matrix attached hereto as Exhibit F-2; and (y) the items identified as “TI Scope Performed by Landlord” (the “Premises Work”) on Exhibit F-2 and as such Premises Work is shown on the Approved Plans.

(v) “Substantially Complete” shall mean the substantial completion of Landlord’s Work excepting only (i) punch-list items which can be completed without material interference with Tenant’s use of the Leased Premises, and (ii) any other items which because of the seasonal nature of the item (such as HVAC balancing) or in accordance with good construction practice, are not practicable to complete at such time, so long as none of the foregoing items is a pre-condition for either (y) the issuance of a Certificate of Occupancy for the Premises, or (z) the completion of all alterations and improvements in the Premises necessary for Tenant to conduct its normal business operations therein.

(vi) “Tenant Change Order” shall mean a change order proposed by Tenant to the Approved Plans, in the form described herein.

(vii) “Tenant’s Contribution” shall mean an amount equal to the positive excess (if any) of (i) the costs and expenses of performing the Premises Work, over (ii) the amount of the Landlord’s Contribution.

(viii) “Tenant Delay” shall mean any delay in the performance of Landlord’s Work and/or the issuance of a building permit or certificate of occupancy arising out of or resulting from the following: (i) any Tenant Change Orders, (ii) any delay and/or default on the part of Tenant or its agents, engineers, architects, or contractors, or (iii) any interference with the performance of Landlord’s Work by Tenant or any of its agents, engineers, architects, or contractors.

(ix) “Tenant’s Work” shall mean (i) the installation of tel/data/AV and computer systems and all related wiring and cabling, (ii) the installation of Trade Fixtures, furniture, and personal property, (iii) all items identified as “Tenant Performed Scope” on the Landlord/Tenant Work Matrix attached hereto as Exhibit F-2, and (iv) and any other improvements and alterations necessary or desired to prepare the Leased Premises for initial occupancy of the Leased Premises by Tenant, excepting only the Landlord’s Work.

A. Base Building Work; Premises Work; Approved Plans.

(i) Landlord shall cause the Base Building Work to be completed in a good and workmanlike manner, utilizing standard building materials and finishes and in compliance with all applicable laws and Requirements.

(ii) Attached hereto as Exhibit F-1 is a fit plan showing the Premises Work to be performed within the Leased Premises (the “Fit Plan”). Based upon the Fit Plan, Landlord shall cause final plans and specifications which conform to the Fit Plan in all material respects (for normal fit-up construction of the general quality of the design of the Building and in accordance with Landlord’s building standards for tenant build-out), sufficient to permit the construction of the Premises Work, to be prepared (the “Construction Plans”) which Construction Plans shall be submitted to Tenant. Tenant shall approve the Construction Plans on the basis of whether the same conforms with the Fit Plan in all material respects, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing (with highlighted changes thereon and a detailed list of the deficiencies from the Fit Plan) within seven (7) days of submittal. If Tenant gives Landlord a list of requested changes to the Construction Plans to cause the same to conform to the Fit Plan, Landlord shall give Tenant notice either (i) approving the applicable changes (in which case the Construction Plans shall be deemed to be the “Approved Plans”) or (ii) disapproving the applicable changes, in which case the Construction Plans shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing (with highlighted changes thereon and a detailed list of the deficiencies from the Fit Plan) within three (3) days of submittal. The foregoing iterative process (and timing) shall continue until Landlord and Tenant approve the Construction Plans, at which point the same shall be deemed to be the “Approved Plans”. Tenant’s approval of the Construction Plans shall be consistent with the Fit Plan and with previous approvals, choices and directions given. Throughout the approval process, each party shall use commercially reasonable and diligent efforts to cooperate with the other and the other’s architect and professionals in responding to questions or requests for information or submissions. Tenant hereby acknowledges and agrees that Tenant’s failure to approve the Construction Plans within ten (10) days of Landlord’s submission of the initial Construction Plans for Tenant’s approval, then such failure shall be deemed to be a Tenant Delay (as defined below), except to the extent caused by Landlord’s failure to meet its obligations under this Section 2.2(A) (including, without limitation, its obligation to prepare the Construction Plans in conformance with the Fit Plan in all material respects) in good faith and as expressly required hereunder.

(iii) Following the approval of the Approved Plans, Landlord shall deliver to Tenant a detailed estimate of the costs to complete the Premises Work. Tenant shall have the right, exercised promptly and in good faith (but no longer than seven (7) days from submission), to discuss and request substitutions to value-engineer or cost-engineer aspects of the work, remove aspects of the Premises Work and otherwise seek to minimize the cost of the Premises Work, subject to the terms and conditions hereof. Each party shall use commercially reasonable and diligent efforts to cooperate with the other and the other’s architect and professionals in responding to questions or requests for information or submissions. Tenant understands and agrees, however, that changes to the Approved Plans shall be subject to the approval standards set forth in Section 2.2(B) below.

(iv) Landlord and Tenant acknowledge that because the Approved Plans have not yet been prepared, (x) it is impossible to determine the schedule impact of delivery and construction of items that Tenant will be required to select in connection with the various iterations of the Approved Plans; and (y) it may be necessary to release certain lead time items prior to execution of a contract with the General Contractor. As a result, Tenant hereby agrees to work in good faith with Landlord in order to allow Landlord to proceed with the Premises Work without any impact on Landlord’s schedule as a result of the foregoing which may include, without limitation, making certain substitutions of Tenant selected items provided that the same are materially equivalent in terms of function and use. Any failure by Tenant to act in good faith in accordance with the foregoing shall be deemed a Tenant Delay.

(v) Upon finalization of the Approved Plans, Landlord will enter into a construction contract with a general contractor (the “General Contractor”) for the performance of the Premises Work. The General Contractor shall obtain all approvals and permits required by applicable Requirements to perform the Premises Work. Landlord shall be responsible for performing the Premises Work; provided, however, (i) in no event shall Landlord be obligated to perform any work or alterations which are not shown on the Approved Plans; and (ii) in no event shall Landlord be obligated to expend an amount in excess of the Landlord’s Contribution on account of the Premises Work. The Landlord’s Contribution shall be applied toward all of the costs and expenses incurred by Landlord arising out of and in connection with performing the Premises Work, including, without limitation, architectural and engineering fees, construction costs, permit fees, overhead and profit of the general contractor, costs and expenses for the purchase and installation of improvements, additional security if required as a result of the Premises Work, and the costs of any dedicated freight elevator operation after Normal Business Hours. If, from time to time, Landlord determines in its good faith reasonable discretion that the cost of performing the Premises Work will exceed the amount of the Landlord’s Contribution, then Tenant shall reimburse Landlord for the excess costs proportionally in relation to the amount of the Landlord’s Contribution within thirty (30) days of billing, as the work associated with such costs is being performed.

B. Change Orders.

(i) The Approved Plans will not be materially modified or amended without the prior approval of Tenant, such approval not to be unreasonably withheld, conditioned or delayed. From time to time, prior to or during the performance of the Premises Work, Landlord may elect to propose Landlord Change Orders to the Approved Plans. Landlord shall submit each proposed Landlord’s Change Order to Tenant for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the proposed Landlord Change Order (a) is materially inconsistent with the Approved Plans; or (b) would materially and adversely affect the use or layout of the Leased Premises by Tenant for its usual and customary business operations; notwithstanding the foregoing, Tenant shall not unreasonably withhold, condition or delay its approval to the extent such change is required to (i) comply with applicable Requirements, (ii) to obtain or to comply with any required permit for the Landlord’s Work, (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Landlord’s Work, or (iv) to account for long-lead time items, availability, shortages, labor issues, and the like. Tenant shall approve or disapprove each proposed Landlord Change Order within three (3) Business Days after receipt thereof, and if Tenant so disapproves Tenant shall specify the reason for disapproval. If Tenant fails to approve or disapprove the proposed Landlord’s Change Order within three (3) Business Days after receipt thereof, then the proposed Landlord’s Change Order shall be considered to have been approved by Tenant, and the Approved Plans shall be considered to be amended and modified thereby.

(ii) Tenant may elect to propose Tenant Change Orders to the Approved Plans by written request to Landlord from time to time prior to Substantial Completion of the Premises Work. Each proposed Tenant Change Order shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. If a proposed Tenant Change Order is determined by Landlord in its reasonable discretion to be likely to increase the cost of the Landlord’s Work above the Landlord’s Contribution, to delay the completion of the Landlord’s Work, and/or to cause an increase in other costs and expenses payable by Landlord, then Landlord shall notify Tenant of the estimated amount of such costs and thereafter Tenant may elect, within three (3) days after receipt of Landlord’s request, to withdraw the proposed Tenant Change Order or to elect to proceed with the proposed Tenant Change Order. Failure of Tenant to respond within such three (3) day period shall be deemed an election by Tenant not to proceed with the Tenant Change Order. If Tenant withdraws the proposed Tenant Change Order within said three (3) day period or fails to respond within such time frame, then Landlord will not be obligated to implement the proposed Tenant Change Order and the proposed Tenant Change Order shall be null and void and of no further force or effect. If Tenant elects to proceed with a Tenant Change Order, Tenant shall reimburse Landlord for the costs associated with such Tenant Change Order proportionally in relation to the amount of the Landlord’s Contribution within thirty (30) days of billing, as the work associated with such Tenant Change Order is being performed. In addition, if as a result of a Tenant Change Order the actual costs of the Landlord’s Work are greater than the estimated increased costs and expenses, then Tenant shall pay the difference in increased costs and expenses to Landlord within thirty (30) days of billing in the same manner set forth above. Time is of the essence of this Section 2.2(B).

C. Substantial Completion and Delivery.

(i) Landlord will exercise commercially reasonable efforts to cause the Commencement Date to occur by the Scheduled Commencement Date, as the same may be extended by Tenant Delays and/or any Force Majeure Event. Except as expressly provided herein, Landlord shall not be liable for any failure to Substantially Complete the Landlord’s Work, to deliver possession of the Leased Premises, or to cause the Commencement Date to have occurred by the Scheduled Commencement Date or any other particular date, and no such failure shall impair the validity of this Lease or extend the Lease Term. Notwithstanding any provision contained herein, Landlord shall have no liability for, and there shall be no postponement of the Rent Commencement Date, or any credit afforded to Tenant for any delay in the Commencement Date, arising out of or resulting solely from a Tenant Delay. Notwithstanding anything to the contrary contained in this Lease, subject to Force Majeure and Tenant Delay, if Landlord has not delivered the

Premises to Tenant in the condition herein required on or before the sixtieth (60th) day following the Scheduled Commencement Date (the “Initial Delivery Deadline”), then the Rent Commencement Date shall be extended by one (1) day for each day beyond the Initial Delivery Deadline through the Outside Date, if applicable, that the Premises have not been delivered to Tenant in said condition. In the event that Landlord has not delivered the Premises to Tenant in the condition herein required on or before the one hundred and eightieth (180th) day following the Scheduled Commencement Date (“Outside Date”), subject to Force Majeure and Tenant Delay, then (x) Tenant shall no longer have the right to day to day extensions of the Rent Commencement Date; and (y) Tenant shall have the right to terminate this Lease by written notice to Landlord on or before that date which is thirty (30) days following the Outside Date but prior to the date that Landlord delivers the Premises to Tenant in said condition. In the event, however, that Tenant elects to terminate the Lease pursuant to the foregoing and if the Commencement Date occurs on or before the thirtieth (30th) day after the Outside Date, Tenant’s termination notice shall be deemed to be void and of no force or effect.

(ii) If Substantial Completion of any part of Landlord’s Work is delayed as a result of or arising out of a Tenant Delay, then Landlord’s Work shall be deemed to have been Substantially Completed on the date that such work would have been Substantially Completed but for such Tenant Delay.

(iii) On or about the date when the Premises Work is Substantially Completed, Landlord’s construction representative shall prepare a punch-list setting forth any items of Landlord’s Work which are incomplete and deliver the same to Tenant and Landlord. Landlord shall complete such punch-list items as soon as reasonably practicable after such walk-through of the Leased Premises and Landlord shall use reasonable efforts to cause such punch-list items to be completed no later than sixty (60) days following the Commencement Date.

D. Landlord’s Plans Contribution. Landlord shall contribute up to Two Thousand Six Hundred Ninety-One and 60/100 Dollars ($2,691.60) (i.e., $0.15 per rentable square foot of the Premises) (the “Landlord’s Plans Contribution”) towards the cost of one (1) test-fit plan and one (1) revision thereto which amounts will be paid directly by Landlord in the same manner as the Landlord’s Contribution.

E. General Provisions. Except for performance of Landlord’s Work and Landlord’s Plans Contribution, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements to the Leased Premises in order to prepare the Leased Premises for Tenant’s use and occupancy. Excepting only Landlord’s Work, Tenant shall, at its own cost and expense, in accordance with and subject to the terms and provisions of this Lease, perform or cause to be performed any and all Tenant’s Work. All of Tenant’s Work shall be subject to Section 4.2 hereof.

F. Construction Representatives. Each party authorizes the other to rely upon all approvals granted and other actions taken by the respective construction representative designated from time to time by such party, or any person hereafter expressly designated in writing in substitution or addition thereof by notice to the party relying thereon. Tenant hereby designates Amy Lynch as its construction representative and Landlord hereby designates Dustin Lord and Erin Orpik as its construction representative.

Section 2.3 Use.

(a) General Use Provisions. The Leased Premises shall be used and occupied by Tenant solely for the Permitted Use and for no other purpose. Tenant shall not use the Leased Premises or allow the Leased Premises to be used in a manner constituting a Prohibited Use. If Tenant uses the Leased Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building and/or the Project to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon receipt of notice of such violation. Tenant, at its expense shall procure and at all times maintain and comply with the terms of all licenses and permits required for the lawful conduct of the Permitted Use in the Leased Premises.

(b) Radiation Laboratory. Provided that Tenant, at its sole expense, obtains all governmental permits and approvals required therefor, Tenant shall have the right to install and utilize a radiation laboratory room (“Radiation Lab”) in the Leased Premises in accordance with the terms and conditions of Section 4.2 hereof. Tenant shall be responsible, at its sole expense, for the operations of its Radiation Lab in accordance with all Requirements and Governmental Authorities and deliver to Landlord copies of all necessary permits and approvals necessary for the use and operation of the Radiation Lab and shall maintain such permits and approvals during the Lease Term. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable and uniformly applicable rules and regulations with respect to the operation of the Radiation Lab so as to minimize any adverse effects that such operation may have on other occupants of the Building, including without limitation, regulations as to noise mitigation. In all events, Tenant shall conduct its operations within the Radiation Lab in accordance with best industry practices and in no event shall radiation shall be permitted to emanate from or permeate the Radiation Lab.

Section 2.4 Base Rent. Commencing on the Rent Commencement Date, Tenant agrees to pay the Base Rent to Landlord for each month during the Lease Term as herein provided. Base Rent shall be due and payable in advance on the first day of the month without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever. If the Rent Commencement Date is a day other than the first day of a calendar month or in the event this Lease terminates on such other than the last day of a calendar month, then Base Rent for each month or months shall be prorated and the installment or installments so prorated shall be paid in advance. In the event that Tenant fails to make any payment of Base Rent or any other amount payable to Landlord hereunder within five (5) days after the date Tenant receives a notice of non-payment from Landlord in an amount equal to the greater of: (i) four percent (4%) of such payment; or (ii) $150.00, shall also become due and payable to Landlord by Tenant, such late charge being for Landlord’s administrative and other costs and is in addition to and cumulative with any other rights and remedies which Landlord may have hereunder with regard to the failure of Tenant to make any payment of Base Rent or any other sum due hereunder. As of the date hereof, Tenant shall pay all amounts in the manner set forth below:

Rent Payments:

For ACH delivery:

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For Wire Transfers:

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Section 2.5 Tenant’s Proportionate Share of Operating Costs. In addition to the payment of Base Rent, commencing as of the Rent Commencement Date, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs in accordance with the following provisions:

(a) Prior to the start of each calendar year, Landlord shall furnish to Tenant a statement (“Statement”) setting forth Landlord’s reasonable estimate of Tenant’s Proportionate Share of Operating Costs, if any (the “Expense Estimate”). Tenant shall pay to Landlord the amount of such Expense Estimate in monthly installments of 1/12th each on a monthly basis contemporaneously with the payment of Base Rent.

(b) If at any time Landlord shall have reasonable grounds to believe that the amount of actual Operating Costs incurred and to be incurred will vary from the Expense Estimate, then Landlord reserves the right to revise such estimates accordingly. Upon delivery of written notice of any such revision, the monthly payments due and payable to Landlord by Tenant under this Section shall be increased to an amount which will amortize such revised estimate over the remainder of the calendar year in which any such revision is made by Landlord.

(c) Within one hundred twenty (120) days after the end of any calendar year Landlord shall provide Tenant with an annual reconciliation statement in reasonable detail showing actual Operating Costs for such calendar year. If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs exceed the actual amount of Tenant’s Proportionate Share of Operating Costs for such calendar year, then Landlord shall credit the amount of such excess against subsequent payments of rent due hereunder or, in the event that the Lease has expired or terminated prior to delivery of the Statement, refund the amount of such excess after first deducting any amounts due from Tenant hereunder. If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs are less than the actual amount of Tenant’s Proportionate Share of Operating Costs, then Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant.

(d) If the Commencement Date is a day other than the first day of a calendar month or if this Lease terminates on a day other than the last day of a calendar month, then the amounts due and owing by Tenant to Landlord under this Section shall be prorated accordingly.

(e) Landlord’s failure to render any Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that calendar year.

(f) Each Statement sent to Tenant shall constitute an account stated between Landlord and Tenant and shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within sixty (60) days after Tenant’s receipt of such Statement, sends a written notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection, either party may refer the issues raised to a nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accounting firm shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord and Tenant, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accounting firm determines that Landlord overstated Operating Costs by more than three percent (3%) for such calendar year, in which case Landlord shall pay such fees and expenses. Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement.

Section 2.6 Separately Metered Utilities and Utility Usage. From and after the Rent Commencement Date, Tenant shall pay to the relevant third-party service providers, upon demand or receipt of an invoice, all amounts due and owing with respect to utilities furnished to the Leased Premises by a separate meter.

Section 2.7 Additional Rent; Payments. All sums of money due and payable by Tenant to Landlord under the terms of this Lease in addition to the Base Rent shall constitute additional rent (“Additional Rent”) hereunder for the purposes of the collection thereof. Landlord shall have the same remedies for default in the payment of Additional Rent as are available to Landlord in the case of a default in the payment of Base Rent. Base Rent and/or Additional Rent are sometimes referred to as “rent.” All rent shall be paid in the manner set forth in Section 2.4 above. Tenant agrees to pay all rent under this Lease at the times and in the manner herein provided, without set-off, counterclaim, abatement or deduction whatsoever, except as otherwise expressly provided herein.

Section 2.8 Appurtenant Rights.

(a) Emergency Generator. Landlord shall, as part of the Base Building Work, provide a Building common emergency generator (“Generator”) for Tenant’s use (which will provide Tenant with approximately five (5) Watts per rentable square foot to the laboratory portion of the Leased Premises which shall in no event be more than sixty percent (60%) of the Leased Premises), in common with others so entitled thereto from time to time (provided that the aggregate electrical demand (based on metered use) of all equipment connected by Tenant to the Generator at any time shall not exceed five (5) Watts per rentable square foot to the laboratory portion of the Leased Premises which shall in no event be more than sixty percent (60%) of the Leased Premises). The Generator shall be installed at Landlord’s cost as part of the Base Building Work. Tenant shall be responsible, at Tenant’s sole cost and expense, for all work required to connect the Leased

Premises to, and distribute power from, the Generator. Landlord shall be responsible for obtaining all governmental permits, licenses, and authorizations necessary for the operation of the Generator. In addition, Tenant shall comply with all reasonable and uniformly applicable rules and regulations promulgated by Landlord with respect to its connection to, and use of, the Generator. Landlord may, at its sole costs and expense, relocate the Generator within the Project provided the same does not materially adversely affect Tenant’s ability to utilize the Generator. Tenant shall pay, as Additional Rent, Tenant’s Laboratory Share of the costs to operate, maintain, and repair the Generator pursuant to the foregoing. As used herein, “Tenant’s Laboratory Share” shall be the proportion that the rentable square footage of the Leased Premises bears to the rentable square footage of all the premises in the Building in which laboratory uses are permitted, from time to time shall be the proportion that the rentable square footage of the Leased Premises bears to the rentable square footage of all the premises in the Building in which laboratory uses are permitted, from time to time (defined below).

(b) PH Neutralization System. Subject to the terms and conditions of this Section 2.8(b), the Leased Premises include Tenant’s share of the Building common PH neutralization system located, or to be located, on the first (1st) floor of the Building. Landlord has or will obtain a wastewater treatment operator permit (a “MWRA Permit”) from the Massachusetts Water Resources Authority (“MWRA”) for the operation of the PH neutralization system. The type, size, location, and manner of all connections and discharges by Tenant to the PH neutralization system, if any, shall be subject to the prior approval of Landlord in each instance prior to connecting to the PH neutralization system. Tenant’s rights under this Section 2.8(b) shall be subject to all of the terms and conditions of this Lease, as well as the following additional conditions and requirements:

(1) Tenant’s use of the PH neutralization system shall be at Tenant’s sole risk to the extent permitted pursuant to applicable Requirements (Landlord making no representation or warranty regarding the sufficiency of the PH neutralization system for Tenant’s use);

(2) Tenant’s use of the PH neutralization system shall be undertaken by Tenant in compliance with all applicable Requirements, and, Tenant shall obtain any and all permits required in connection with such use by Tenant (excepting only the MWRA Permit); and

(3) Tenant shall be responsible for connecting to the central distribution point for the PH neutralization system in locations approved by Landlord;

(4) Tenant shall pay, as Additional Rent, Tenant’s Laboratory Share of the costs to operate, maintain, and repair the PH neutralization system; and

(5) The use of the PH neutralization system shall be subject to the Building Rules.

Tenant shall not introduce any substances or materials into the PH neutralization system, if any, (x) which are in violation of the terms of the MWRA Permit, (y) which are in violation of applicable Requirements, or (z) which would interfere with the proper functioning of the PH neutralization system.

ARTICLE III.

Section 3.1 Utilities. Landlord shall furnish or cause public utilities to furnish electricity to the Leased Premises and water to the Building to the extent and in such manner as is reasonably adequate for Tenant’s use and occupancy of the Leased Premises.

Section 3.2 Services to be Furnished by Landlord to Tenant. Landlord shall furnish or cause to be furnished (in good working order) to Tenant and thereafter maintained throughout the Lease Term:

(a) Central heating, ventilation and air conditioning to the Leased Premises; heating, ventilation and air-conditioning supplied to the Leased Premises after Normal Business Hours shall be subject to the overtime hourly rates then charged by Landlord at the Building;

(b) Non-exclusive passenger elevator service and non-exclusive freight elevator service;

(c) Non-exclusive use of loading facilities for the Building;

(d) Maintenance and repair of the roof, exterior walls, Common Areas, common equipment (including, without limitation, sanitary, electrical (including without limitation the Generator serving the Leased Premises), heating, air conditioning, plumbing, life safety, and other systems);

(e) Standard building signage identifying Tenant in the building lobby and floor directories on any multi-tenant floor; and

(f) Janitorial service for the Common Areas of the Building.

Except as specified above, such services shall be provided during Normal Business Hours, at such locations, in such manner and to the extent deemed by Landlord to be adequate for the use and occupancy of the Building, with due regard for the prudent control of energy.

Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any laboratory portion of the Leased Premises or any other portion which, pursuant to Tenant’s safety guidelines, practices or custom or prudent industry practices, require any special form of safety clothing or equipment, other than safety glasses. In any such case, Tenant shall contract with commercial parties who are reasonably acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services.

Section 3.3 Landlord’s Failure to Provide Utilities or Services. Failure by Landlord to any extent to furnish or cause to be furnished the utilities or services described in Sections 3.1 and 3.2, or any cessation or interruption thereof, resulting from causes beyond Landlord’s reasonable control, including without limitation mechanical breakdown, overhaul, maintenance, or repair of equipment, strikes, riots, acts of God, shortages of labor or material, or governmental laws, regulations or restrictions or any other similar causes shall not render Landlord liable in any respect for damages to either person or property, be construed as an eviction of Tenant, result in an abatement of rent or relieve Tenant from its obligation to perform or observe any covenant or agreement contained in this Lease provided, however, that if any such failure, cessation or interruption shall (i) result from the negligence or willful misconduct of Landlord, its employees, contractors, or agents, (ii) cause the Leased Premises to be untenantable and (iii) continue for more than five (5) Business Days after notice by Tenant to Landlord, Tenant shall be entitled to a commensurate abatement of Base Rent from the date of such interruption until such service is restored in a manner causing the Leased Premises to be tenantable.

Section 3.4 Peaceful Enjoyment. Subject to the other terms of this Lease, Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Leased Premises for the Lease Term free of any claims by any party claiming by, through or under Landlord, provided that Tenant pays the rent to be paid by Tenant under this Lease and performs all of Tenant’s covenants and agreements herein contained.

Section 3.5 Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Material” in, on or about the Leased Premises, Building, and the Project:

(a) Tenant, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters (collectively, “Environmental Laws”), including, but not limited to, the use of animals or laboratory specimens, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined below), whether within or outside the Leased Premises or within the Building or Project. Notwithstanding the foregoing, nothing contained in this Lease requires, or shall be construed to require, Tenant to incur any liability related to or arising from environmental conditions (i) for which the Landlord is responsible pursuant to the terms of this Lease, or (ii) which existed within the Leased Premises, the Building or Project prior to the date Tenant takes exclusive possession of the Leased Premises, provided, however, that if any such environmental condition was exacerbated by Tenant (or Tenant’s contractors, subcontractors, agents, subtenants, assigns, etc.), the direct, out-of-pocket cost (and any delays resulting therefrom) of the liability therefor and any such removal or remediation shall be equitably borne by Landlord and Tenant based upon the degree to which Tenant’s (or such other Tenant parties’) actions have increased the cost of such removal or remediation. Tenant shall comply with all applicable Requirements (including applicable zoning and building code requirements and Landlord’s reasonable quantity limitations to provide for multiple tenant use and compliance applicable to the Building area and/or the so-called “control area” therein; provided, however, that Tenant shall only be permitted to use the “control area” located within the Leased Premises and within the chemical storage area located on the first (1st) floor of the Building, and in such areas Tenant shall not use more than the allocated proportionate share of permitted storage of Hazardous Materials for the floor on which such portion of the Leased Premises are located) pertaining to the transportation, storage, use or disposal of such Hazardous Materials. Tenant is required to adhere to and comply with the allowable quantities of Hazardous Materials that are allocated to them by the Landlord’s flammable matrix, from time to time. Landlord consents to Tenant’s use of the Hazardous Materials in the quantities listed in Exhibit H. In the event that Tenant requests Landlord’s consent to revise or modify Exhibit H, Landlord shall respond within ten (10) Business Days after Tenant’s request for consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Except with respect to the items listed in Exhibit H hereto, Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises or otherwise in, on or at the Building or Project by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, and provided that such materials are stored, used and disposed of in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Within ten (10) days following Landlord’s written request, Tenant shall provide Landlord with any information requested by Landlord concerning the existence, use, generation or disposal of Hazardous Materials at the Leased Premises, including, but not limited to, the following information: (a) the name, address and telephone number of the person or entity employed by Tenant to dispose of its Hazardous Materials, including a copy of any contract with said person or entity, (b) all relevant information relating to such materials (e.g., a list of each type of Hazardous Materials used, stored, generated or disposed of by Tenant at the Leased Premises and a description of how Tenant disposes of said Hazardous Materials, a copy of its most current materials list and applicable quantities thereof, applicable material safety data sheets ( MSDS) and safety data sheets (SDS) and transportation and removal manifests), (c) a copy of any laws, rules or regulations in Tenant’s possession relating to the disposal of the Hazardous Materials generated by Tenant, and (d) copies of any licenses or permits obtained by Tenant in order to use, generate or dispose of Hazardous Materials, including any MWRA permits and approvals. Tenant shall also as soon as practicable provide to Landlord (without demand by Landlord) a copy of any notice, registration, application, permit, or license given to or received from any governmental authority or private party, or persons entering or occupying the Leased Premises, concerning the presence, release, exposure or disposal of any Hazardous Materials in or about the Leased Premises, the Building, or the Project. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws and good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Leased Premises, the Building of which the Leased Premises is a part or the Project until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

(c) As used herein, the term “Hazardous Material” means any hazardous or toxic substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body or which is or otherwise becomes regulated by any Environmental Law, including but not limited to the Massachusetts “Right to Know” Law, Chapter 111F of the General Laws of Massachusetts, specifically including live organisms, viruses and fungi, Medical Waste (as defined below), and so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317),

(ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as “hazardous substance” or “oil” under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or Medical Waste, or is contaminated with blood or other bodily fluids; and “Environmental Laws” include, without limitation, the laws listed in the preceding clauses (i) through (iv). The term “Medical Waste” shall mean the types of waste described in any federal, state or local laws, rules and regulations and any similar type of waste. Tenant shall not cause or permit any Medical Waste to be brought, kept or used in or about the Leased Premises, the Building, or the Project by Tenant, its employees, agents, contractors or invitees except in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Tenant shall comply with all applicable and appropriate laboratory biosafety level criteria, requirements and recommendations including specific “BSL” limitations, standards, practices, safety equipment and facility requirements for the applicable BSL level pursuant to the Center for Disease Control and otherwise consistent with good scientific and medical practice (and in no event shall Tenant’s use or occupancy involve activities that would qualify or be characterized or categorized as BSL 3 or BSL 4. Information can be found at: https://www.cdc.gov/biosafety/publications/bmbl5/bmbl5_sect_iv.pdf

(d) Any increase in the premium for necessary insurance on the Leased Premises, the Building or Project which arises directly from Tenant’s use and/or storage of these Hazardous Materials shall be solely at Tenant’s expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local government agency with jurisdiction.

(e) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces within the lab space at the Leased Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, pH neutralization system, and plumbing in and/or exclusively serving the Leased Premises, and all exhaust or other ductwork in and/or exclusively serving the Leased Premises, in each case which has carried or released or been exposed to any Hazardous Material, and shall otherwise clean the Leased Premises (to the point of ceiling penetration) so as to permit the report hereinafter called for by this Section 3.5 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report (the “Decommissioning Report”) addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or certified industrial hygienist that, in either case, is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which Decommissioning Report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Leased Premises and shall show: that the Hazardous Materials, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Leased Premises (including but not limited to floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Leased Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials; and that the Leased Premises may be reoccupied for office, research or laboratory use, demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory requirements or giving notice in connection with Environmental Substances. Further, for purposes of this Section 3.5: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The Decommissioning Report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. In addition, to the extent Tenant (or any party taking by or through Tenant) used, stored, generated or disposed of any radioactive or radiological substances on or about the Leased Premises, such decommissioning shall also be conducted in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and cause the Leased Premises to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation, and deliver to Landlord the report of a certified industrial hygienist stating that he or she has examined the Leased Premises (including visual inspection, Geiger counter evaluation and airborne and surface monitoring) and found no evidence that such portion contains Hazardous Materials or is otherwise in violation of any Environmental Law. If Tenant fails to perform its obligations under this Section 3.5, without limiting any other right or remedy, Landlord may, on not less than five (5) Business Days’ prior written notice to Tenant, perform such obligations at Tenant’s expense, and Tenant shall thereafter promptly reimburse Landlord for all documented out-of-pocket costs and expenses reasonably incurred, together with an administrative charge of 5% of the cost thereof. Tenant’s obligations under this Section 3.5 shall survive the expiration or earlier termination of this Lease. All amounts owed to Landlord under this Section 3.5 shall be payable as Additional Rent, and if not paid on or before the date when due shall incur interest at the rate set forth in Section 7.5, below, until paid in full.

(f) Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority). If Landlord determines that this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(g) Landlord shall have the right to conduct annual tests of the Leased Premises to determine whether any contamination of the Leased Premises, the Building or the Project has occurred as a result of Tenant’s use (or more frequently if at any time Tenant is found to have violated this Section 3.5). Tenant shall be required to pay the cost of such annual test of the Leased Premises if there is violation of this Section 3.5 or if contamination for which Tenant is responsible under this Section 3.5 is identified; provided, however, that if Tenant conducts its own tests of the Leased Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of seeking payment from Tenant for any corresponding annual test conducted by Landlord.

(h) Within thirty (30) days following receipt of Landlord’s written request, Tenant shall provide Landlord with any information requested by Landlord concerning the existence, use, generation or disposal of Hazardous Materials at the Leased Premises, including, but not limited to, the following information: (a) the name, address and telephone number of the person or entity employed by Tenant to dispose of its Hazardous Materials, including a copy of any contract with said person or entity, (b) all relevant information relating to such materials (e.g., a list of each type of Hazardous Materials used, stored, generated or disposed of by Tenant at the Leased Premises and a description of how Tenant disposes of said Hazardous, a copy of its most current materials list and applicable quantities thereof, applicable material safety data sheets ( MSDS) and safety data sheets (SDS) and transportation and removal manifests), (c) a copy of any laws, rules or regulations in Tenant’s possession relating to the disposal of the Hazardous Materials generated by Tenant, and (d) copies of any licenses or permits obtained by Tenant in order to use, generate or dispose of Hazardous Materials, including any MWRA permits and approvals. Tenant shall also as soon as practicable provide to Landlord (without demand by Landlord) a copy of any notice, registration, application, permit, or license given to or received from any governmental authority or private party, or persons entering or occupying the Leased Premises, concerning the presence, release, exposure or disposal of any Hazardous Materials in or about the Leased Premises, the Building, or the Project.

(i) Tenant hereby covenants and agrees to indemnify, defend and hold Landlord and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties”) harmless from any and all liabilities, losses, costs, damages, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, reasonable attorneys’ fees, court costs and other legal expenses, the effects of environmental contamination, the cost of environmental testing, the removal, remediation and/or abatement of Hazardous Materials), insurance policy deductibles and other expenses (collectively “Losses”) arising out of or related to an Indemnified Matter. For purposes of this Section 3.5 (j), an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or damages if the liability or damages arise out of or involve, directly or indirectly, (i) the presence of any Hazardous Material on or about the Leased Premises (or the Building) in violation of applicable law, the presence of which is caused or permitted by Tenant or its employees, agents, contractors or invitees (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”), (ii) the Tenant Parties’ use or occupancy of the Leased Premises, the Building or the Project relating to Hazardous Materials, (iii) Tenant’s failure to perform any of its obligations under this Section 3.5 or any other provision relating to Hazardous Materials, (iv) the existence, use or disposal of any Hazardous Material brought on to the Building by a Tenant Party, or (v) any other matters for which Tenant has agreed to indemnify Landlord or any Indemnified Party pursuant to any other provision of this Lease relating to Hazardous Materials. Tenant’s obligations hereunder shall include, but shall not be limited to compensating the Indemnified Parties for Losses arising out of Indemnified Matters within thirty (30) days after written demand from an Indemnified Party and providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within thirty (30) days after written demand from the Indemnified

Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. This indemnification of the Indemnified Parties by Tenant includes, without limitation, reasonable out-of-pocket costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises based upon the circumstances identified herein. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in, on, at or under the Land caused by any Tenant Party results in any contamination of the Leased Premises, Tenant shall promptly take all actions at its sole expense as are reasonably necessary to return the Leased Premises to a condition which complies with all Environmental Laws; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in Landlord’s reasonable discretion, would not potentially have any materially adverse long-term or short-term effect on the Leased Premises, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. If Tenant is obligated to compensate an Indemnified Party for Losses arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages and Tenant shall, upon thirty (30) days’ advance written notice from Landlord, reimburse Landlord for the actual out-of-pocket costs incurred by Landlord. By way of example, and not limitation, Landlord shall have the immediate and unconditional right to cause any damages to the Common Areas, another tenant’s premises or to any other part of the Building or Project to be repaired and to compensate other tenants of thereof or other persons or entities for Losses arising out of an Indemnified Matter. The Indemnified Parties need not first pay any Losses to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law.

(j) The provisions of this Section 3.5 shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.

ARTICLE IV.

Section 4.1 Operation. Tenant shall operate the Leased Premises only for the applicable Permitted Use, consistent with the terms of this Lease.

Section 4.2 Alterations, Improvements and Additions.

(a) Any and all furnishing, equipping or improving of or other alteration, improvement or addition to the Leased Premises shall be:

(i) made and kept at the Leased Premises at Tenant’s sole cost, risk, and expense;

(ii) performed in a prompt, good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require in full compliance with all Requirements;

(iii) constructed in accordance with plans and specifications approved in writing by Landlord prior to the commencement of any such work (which approval shall not unreasonably be withheld in the case of non-structural work);

(iv) prosecuted diligently to completion so as to reasonably minimize interference with the normal business operations of other tenants in the Building, the performance of Landlord’s obligations under this Lease or any mortgage or underlying lease covering or affecting all or any part of the Project and any work being done by contractors engaged by Landlord with respect to or in connection with the Building; and

(v) performed by contractors approved in writing by Landlord (which approval shall not unreasonably be withheld, conditioned or delayed) and if requested by Landlord and shown to be industry practice, all such contractors and work shall be bonded in a manner satisfactory to Landlord.

(b) Any and all alterations, improvements and additions to the Leased Premises shall constitute a part of the Leased Premises once permanently affixed thereto. All alterations, improvements and additions constructed by Landlord, shall be, and remain, the property of Landlord unless Landlord notifies Tenant that such alterations, improvements and/or additions are to be removed by Tenant, which shall be provided at the time of plan approval for the same. All alterations, improvements and additions constructed by Tenant shall, at Landlord’s election, which shall be provided at the time that Landlord approves plans of the same, remain the property of Landlord at the end of the Lease Term. Tenant shall be entitled to the exclusive right to depreciate and amortize any alterations or improvements that it constructs at its sole cost and take investment tax credits with respect thereto. Except in connection with Landlord’s Contribution, Tenant shall have no (and hereby waives all) other rights to payment or compensation for such alteration, improvement or addition to the Leased Premises.

(c) No sign may be installed or maintained by Tenant at the Leased Premises except with the prior written consent of Landlord (not to be unreasonably withheld) and in accordance with rules and regulations therefor adopted from time to time by Landlord.

(d) No approval which may be given by Landlord to Tenant pursuant to this Lease, if any, shall (i) constitute an approval (or even be deemed to have confirmed Landlord’s review) with respect to compliance with any codes, building laws or other governmental requirements or (ii) relieve Tenant of any of its obligations as set forth in this Lease.

(e) Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Project, if, in Landlord’s commercially reasonable judgment, such employment, delivery or use will interfere or cause any material conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Project by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s written request, Tenant shall, subject to applicable employment laws, cause all contractors, mechanics or laborers causing such interference or conflict to leave the Project immediately.

(f) For all alterations performed by Tenant, Tenant shall pay to Landlord a construction management fee for Landlord’s oversight of such work in an amount equal to one percent (1%) of the hard costs of such work, which construction management fee shall be paid pro rata as such costs are incurred by Tenant.

(g) For all alterations performed by Landlord on behalf of Tenant (including the Premises Work), Tenant shall pay to Landlord a construction management fee in an amount equal to three percent (3%) of the hard costs of such work, which construction management fee shall be paid pro rata as such costs are incurred by Landlord.

Subject to the provisions of this Section 4.2, if Tenant makes any Alterations that require unusual expense to readapt the Leased Premises to normal use as an office and research and development facility (“Specialty Alterations”), then Landlord may elect – at the time Landlord approves of such Alteration - to require Tenant at the expiration or sooner termination of the Lease Term to remove such Specialty Alterations and repair any damage to the Leased Premises directly caused by such removal (which election shall be made at the time of Landlord’s approval of such Alterations). Without limiting the foregoing, Alterations associated with the Radiation Lab including, without limitation, installations or material enhancements such as radiology, diagnostic and/or imaging suite(s) or room(s), lead-lined walls, lead-lined doors, lead-lined windows, lead-lined duct work (or similarly shielded areas or building materials) and/or with the operation of the Vivarium in the Leased Premises may, at Landlord’s election, be deemed to be Specialty Alterations.

Section 4.3 Maintenance and Repairs and Cleaning. Subject to reasonable wear and use, having in mind good maintenance practices, damage by fire or other insured casualty for which proceeds sufficient for restoration (plus any deductible or self-insured retention) are paid to Landlord only excepted, Tenant shall maintain the Leased Premises and all Trade Fixtures and other improvements situated therein in first class, clean and safe condition. Tenant shall, prior to employing any person for the purpose of cleaning the Leased Premises, request a bid for the cleaning of the Leased Premises from the company that provides janitorial service for the Common Areas of the Building; provided, however that Tenant shall not be required to employ such company. Tenant shall be solely responsible for the proper maintenance of all equipment and appliances operated by Tenant, including, without limitation, all refrigerators, coolers, ventilators and hoods, clean areas, and specialty and/or laboratory equipment exclusively serving the Leased Premises. Tenant shall maintain (in good working order and repair and in accordance with the applicable manufacturer’s warranty guidelines), repair and replace all systems installed by or on behalf of Tenant or exclusively serving the Leased Premises. In connection with Tenant’s obligations hereunder, Tenant shall enter into and maintain contracts with service and maintenance contractors reasonably approved by Landlord providing for, without limitation, regularly scheduled (monthly or quarterly as reasonably determined by Landlord) preventive maintenance/service contracts with respect to any heating, ventilation and air conditioning equipment and systems and other Building systems installed by Tenant or exclusively serving the Leased Premises to maintain same in good working order and repair and in accordance with the applicable manufacturer’s warranty guidelines. Tenant shall keep the Leased Premises equipped with all safety appliances required by any Requirements because of any use made of the Leased Premises. Tenant shall make, as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, invitees, or licensees or otherwise, all repairs in and about the Leased Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. Landlord may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the Leased Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, or licensees. Tenant shall, prior to employing any person for the purpose of cleaning the Leased Premises, request a bid for the cleaning of the Leased Premises from the company that provides janitorial service for the Common Areas of the Building; provided, however that Tenant shall not be required to employ such company. Tenant shall cause all extermination of vermin in the Leased Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and utilize pest extermination services for the Leased Premises as reasonably necessary or as requested by Landlord. Landlord shall be obligated to maintain in good working order and repair the structural portions of the Building and Project and all shared building infrastructure not allocated to the tenants in the Building.

Section 4.4 Trade Fixtures. Landlord and Tenant agree that all Trade Fixtures in the Leased Premises shall be and remain the property of Tenant and, so long as Tenant is not in default hereunder, may be removed by Tenant prior to or upon the expiration of the Lease Term and in any event shall be removed at the request of Landlord. Tenant shall, at its sole cost and expense, repair any damage caused by such removal and restore the Leased Premises to such condition as existed prior to the installation of such Trade Fixtures. Any such repair and restoration shall be performed in accordance with the conditions set forth in Section 4.2(a) hereof. Any Trade Fixtures which are not removed from the Leased Premises shall at Landlord’s election become the property of Landlord or Landlord may remove and dispose of the same, at Tenant’s cost, without necessity of further notice to Tenant. Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item(s) remaining at the Leased Premises beyond the expiration or earlier termination of the Lease.

Section 4.5 Laws and Regulations; Building Rules. Tenant shall comply with all laws, ordinances, rules and regulations of any governmental authority relating to the Leased Premises, including the furnishing, equipping and improving thereof and Tenant’s use therein. Tenant shall, and shall cause its employees, agents, customers and invitees to, comply with the Building Rules.

Section 4.6 Landlord’s Access. Landlord and its representatives and contractors shall have the right to enter upon the Leased Premises, upon not less than forty-eight (48) hours prior written notice to Tenant (or at such other times required by emergency circumstances) in order to carry out its obligations and responsibilities under this Lease (including, without limitation, the performance of repairs, alterations, modifications, improvements or additions thereto) and at any time for any emergency. Landlord shall make reasonable efforts to enter only during Normal Business Hours and upon advance oral or written notice. Landlord agrees that, to the extent possible, it will not unreasonably interfere with the conduct of Tenant’s business in the exercise of its rights hereunder. Notwithstanding anything to the contrary in the Lease contained: (i) Landlord, its agents, employees and contractors shall not, except in an emergency and except for normal cleaning and maintenance operations, exercise any right which it has to enter the Premises without giving Tenant reasonable advance notice; and (ii) in exercising any right which it has to enter the Premises, Landlord shall in no event enter any secure areas, as designated by Tenant in writing to Landlord, without being accompanied by a representative of Tenant.

Section 4.7 Tenant’s Access. Subject to terms and conditions of this Lease, emergencies, the Building Rules, and reasonable security requirements as the same may be amended from time to time and of which Tenant has received prior written notice, Tenant shall have access to the Leased Premises twenty-four (24) hours a day, seven (7) days a week. In addition, Tenant shall have twenty-four (24) hour shared access to the loading dock at the Building at no additional charge to Tenant.

Section 4.8 Assignment and Subletting by Tenant.

(a) Notwithstanding any other provisions of this Lease, except as provided in subsection (e) below, Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of concessions, licenses, and the like) the whole or any part of the Leased Premises without in each instance having first (i) received the express written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) if such consent is given by Landlord, caused the assignee or transferee to execute and deliver to Landlord an instrument reasonably acceptable to Landlord whereby such assignee or transferee assumes all obligations of Tenant under this Lease. In any case where Landlord shall consent to such assignment or subletting, the tenant named herein shall remain fully liable for the obligations of Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided under this Lease. In connection with any request by Tenant for such consent to assignment or sublet, Tenant shall provide Landlord with all relevant information requested by Landlord concerning the proposed assignee’s or tenant’s financial responsibility, creditworthiness and business experience to enable Landlord to make an informed decision (including, without limitation, a list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Leased Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in or about the Leased Premises). Tenant shall reimburse Landlord promptly for all reasonable out-of-pocket expenses incurred by Landlord and all reasonable attorneys’ fees in connection with the review of Tenant’s request for approval of any assignment or sublease, up to a maximum of $2,500.00 per review.

(b) Except in connection with a Permitted Transfer, upon receipt from Tenant of such request and information, Landlord shall have the right, but not the obligation, to be exercised in writing within ten (10) calendar days after its receipt from Tenant of such request and information, (i) if the request is to assign the Lease, to terminate this Lease, or (ii) if the request is to sublet fifty percent (50%) or more of the Leased Premises for the remainder of the Lease Term, as it may be extended, to release Tenant from its obligations under this Lease with respect to the portion of the Leased Premises subject to the proposed sublet; in either case as of the date set forth in Landlord’s notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice. In the event of an assignment or a sublet of the Leased Premises where Landlord exercised either of these options, Tenant shall surrender possession of the entire Leased Premises (in the event of an assignment or sublease of all of the Leased Premises) or the portion of the Leased Premises sublet (in the event of a sublet of a portion of the Leased Premises) on the date set forth in Landlord’s notice of its option exercise, in accordance with the provisions of this Lease relating to surrender of the Leased Premises at the expiration of the Lease Term. If Landlord shall exercise its option with respect to a sublet of less than the entire Leased Premises, Base Rent payments and Tenant’s Proportionate Share shall be readjusted proportionately according to the ratio of the number of square feet and the portion of the space surrendered compared to the floor area of the portion of the Leased Premises retained by Tenant for the duration of the sublet.

(c) Tenant shall not offer to make, or enter into negotiations with respect to an assignment, sublease or transfer to: (i) so long as Landlord or an affiliate thereof has comparable space, any entity owned by, or under the common control of, whether directly or indirectly, a tenant in the Building or any other building located in Boston, Massachusetts owned by Landlord or any affiliates thereof; or (ii) any party with whom Landlord has been negotiating with respect to other space in the Building or any other buildings in the Boston, Massachusetts area owned by Landlord or any affiliates thereof during the prior six (6) months as evidenced by written proposals or letters of intent. Tenant shall not publicly advertise to assign or sublet this Lease for an aggregate consideration of less than 100% of the fixed rent at which Landlord is then offering to lease other space in the Building (the “Market Sub-rent”) determined as though the Leased Premises were vacant and taking into account (1) the length of the term; (2) any rent concessions granted, and (3) the cost of any alterations being performed for the transferee. In no event shall the Leased Premises be used by any assignee, sublessee, concessionaire, licensee or any other person except for the Permitted Use. For the purposes of this Lease, the entering into of any management agreement or any agreement in the nature thereof transferring control of and any substantial percentage of the profits and losses from the business operations of Tenant in the Leased Premises to a person or entity other than Tenant, or otherwise having substantially the same effect, shall be treated for all purposes as an assignment of this Lease and shall be governed by the provisions of this Section.

(d) If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Section 4.8 shall not apply to the transfer of Ownership Interests in Tenant (i) if and so long as Tenant is publicly traded on a nationally recognized stock exchange, or (ii) between and among the principals or members of Tenant, incident to the admittance of principals or members into, or the exiting of principals or members from, the entity comprising Tenant in the ordinary course of the operations of Tenant.

(e) Notwithstanding anything to the contrary contained in this Section 4.8, the prior consent of Landlord shall not be required with respect to an assignment of this Lease to a Permitted Transferee (as defined in Article VIII) or a sublease of all or part of the Leased Premises to any Related Entity (as defined in Article VIII) for the Permitted Uses so long as (i) such transfer was made for a legitimate independent business purpose and not primarily for the purpose of transferring this Lease to avoid Landlord’s consent requirements; (ii) the assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting except in accordance with the provisions of this Section 4.8, (iii) in no event shall Tenant be released from its obligations under this Lease, and (iv), the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in a reduction of the “Net Worth” of Tenant as hereinafter defined, by an amount equal to such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease. “Net Worth” of Tenant for purposes of this Section shall be the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied. In the event of a sublease permitted pursuant to this Section 4.8(e), such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. Tenant shall provide Landlord with notice of any assignment or sublease pursuant to this Section 4.8(e) within ten (10) days following the effective date of any such transaction.

(f) In the event Tenant assigns this Lease (which term shall include the entering into of any management or similar control transferring agreement, and also shall include the sale or transfer of stock, as aforesaid), or sublets the whole or any part of the Leased Premises, in either case in violation of the terms and provisions of this Section 4.8, in addition to and without limiting any of Landlord’s rights and remedies on account of the resulting default hereunder by Tenant, Landlord shall have the right to terminate this Lease by giving Tenant notice of Landlord’s desire so to do, in which event this Lease shall terminate on the date specified by Landlord in such notice as if such date were the date specified herein for the expiration hereof. In the event of any assignment or subletting Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result thereof that is in excess of the rent payable to Landlord for the portion of the Leased Premises and Term covered by the assignment or sublease. Tenant shall pay Landlord for Landlord’s share of such excess within thirty (30) days after Tenant’s receipt of such excess, after first deducting all reasonable and customary expenses directly incurred by Tenant attributable to the assignment or sublease, including without limitation all brokerage fees, improvement allowances and rent concessions.

Section 4.9 Light, Air and View. Neither the diminution nor the shutting off of any light, air or view nor any other effect on the Leased Premises by any structure or condition now or hereafter existing on property adjacent to the Building shall affect this Lease, abate rent or otherwise impose any liability on Landlord.

Section 4.10 Taxes. Tenant shall pay all ad valorem and similar taxes or assessments levied upon or applicable to any of Tenant’s Trade Fixtures or any other equipment, fixtures, furniture and other property situated in the Leased Premises and all license and other fees or charges imposed on the business conducted by Tenant on the Leased Premises. Upon request by Landlord, Tenant will furnish Landlord annually with official tax receipts and other official receipts showing payment of such taxes, assessments, fees and charges. If Landlord shall be required to pay a higher ad valorem tax as a result of Tenant’s leasehold improvements, then Tenant shall pay to Landlord, upon demand, the amount of such increase in ad valorem taxes.

Section 4.11 Liens. Tenant shall not place or permit to be placed any lien, affidavit, charge or other encumbrance or order upon the Building or the Leased Premises or any part thereof or any interest therein. In the event that any such lien, affidavit, charge, encumbrance or order upon the Building or the Leased Premises or any part thereof or any interest therein attaches, regardless of the validity or enforceability thereof, Tenant shall, within five (5) Business Days, cause the same to be discharged of record by payment, bonding or otherwise.

Section 4.12 Subordination to Mortgages and Leases. This Lease shall be subject and subordinated at all times to (a) all underlying leases now existing or which may hereinafter be executed affecting the Building, including but not limited to the Prime Lease, (b) the lien or liens of all mortgages and deeds of trust in any amount or amounts whatsoever now or hereafter placed on the Building or Landlord’s interest or estate therein or on or against such underlying leases and (c) all renewals, modifications, consolidations, replacements and extensions thereof. The subordinations set forth herein shall be self-operative and effective without the necessity of execution of any further instruments by any party; provided, however, Tenant shall execute and deliver upon demand any instruments, releases or other documents requested by any lessor or mortgagee for the purpose of confirming the provisions hereof or further subjecting and subordinating this Lease to such underlying leases, mortgages or deeds of trust. In the event of the enforcement by the holder of or trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by such mortgage or deed of trust, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, Tenant will automatically attorn to and become the tenant of such successor in interest without change in the terms or provisions of this Lease; provided, however, that such successor in interest shall not be bound by (i) any payment of rent or Additional Rent for more than one (1) month in advance except prepayments actually delivered to such successor in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) any payment of the security deposit or any other deposit unless such security deposit or other deposit has actually been delivered or credited to such successor or (iii) any amendment or modification of this Lease made without the written consent of such holder or such trustee or such beneficiary or such successor in interest, and Tenant shall execute and deliver an instrument or instruments confirming the attornment and other agreements provided for herein, provided that such successor shall recognize this Lease as remaining in full force and effect and Tenant’s rights to possession remain undisturbed so long as Tenant is not in default hereunder. Further, notwithstanding anything contained in this Lease to the contrary, in the event of any default by Landlord in the performance of its covenants or obligations hereunder which would give Tenant the right to terminate this Lease, Tenant shall not exercise such right unless and until (i) Tenant gives written notice of such default (which notice shall specify the exact nature of said default and the steps necessary to cure same) to the holder of any mortgage or deed of trust encumbering the Building who has theretofore notified Tenant in writing of its interest and the address to which notices are to be sent, and (ii) such holder fails to cure such default within thirty (30) days from the giving of such notice by Tenant. Notwithstanding the foregoing, upon Tenant’s written request, Landlord agrees to use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement for Tenant from its current mortgagee, if any, and any future mortgagees. Tenant agrees that (i) any such agreement shall be on such mortgagee’s standard form, subject to reasonable review and comment; and (ii) Tenant shall pay any charges (including legal fees) required by such mortgagee as a condition to entering into such agreement, up to a maximum of $1,500.00 per occasion.

Section 4.13 Certificates. At any time and from time to time during the Lease Term, upon twenty (20) days after Tenant’s receipt of a written request from Landlord, Tenant will execute, acknowledge and deliver to Landlord and any other persons specified by Landlord a certificate certifying (i) that this Lease is in full force and effect, (ii) the date and nature of each modification to this Lease, (iii), the date to which rental and other sums payable under this Lease have been paid, (iv) that Tenant is not aware of any default under this Lease which has not been cured, except such defaults as may be specified in said certificate, and (v) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord and by any other person to whom it is delivered for such purpose.

Section 4.14 Limitation on Weight. Tenant shall not permit upon the floor of the Leased Premises any weight exceeding three hundred (300) pounds per square foot of floor area covered.

Section 4.15 Access to Books and Records. Tenant will permit Landlord and its duly authorized agents to examine, and shall make available for audit, copy and inspection, at any reasonable time, by Landlord and its duly authorized agents, Tenant’s books, contracts and records relating to the financial performance of the Leased Premises and particularly its employment practices with respect to compliance with Exhibit D attached hereto. Tenant agrees that if, as a result of any audit, copy or inspection of such books, contracts, records or other papers, Landlord becomes aware of any default by Tenant hereunder, Tenant shall pay all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such audit, copy or inspection. Landlord shall not disclose such information to third parties except as may be required by the Prime Lease with respect to employment practices, or by law or legal process or order of any governmental authority or agency, or except to Landlord’s lenders and prospective purchasers. Upon request by Landlord, Tenant will furnish to Landlord a copy of Tenant’s and each guarantor’s most recent year-end financial statement, including a profit and loss statement from operations, balance sheet, income statement and sales reports which request shall be made no more often than once in any calendar year unless Tenant is in default hereunder. All such financial information provided by Tenant shall be treated by Landlord as confidential and shall not be disclosed by Landlord to any third party, other than to lenders, investors and legal and financial advisors on the same condition of confidentiality.

Section 4.16 Restorative Work; Renovations. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Project, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems necessary or desirable, provided that (a) the level of any Landlord Service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work), and (b) Tenant is not deprived of access to the Leased Premises. There shall be no rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work.

Section 4.17 Boston Marine Industrial Park. Tenant hereby acknowledges that: (1) the Leased Premises are located in a working industrial port within the South Boston Designated Port Area and the Boston Marine Industrial Park and adjacent to the Massport Black Falcon Cruise Terminal, all of which are served by designated truck routes, potential rail routes, waterborne trade routes, and flight paths into Logan International Airport, and all of which are essential priorities in serving the public interest and the working port area; (2) such Leased Premises are in close proximity to active general industrial, marine industrial, and cruiseport operations that may occur on an episodic, 24-hour per day, 365-days per year basis and are of vital importance to the economy of the area and the region; and (3) such routes, infrastructure, and working industrial port activities may from time-to-time lawfully generate noise, dust, odor, truck traffic, and other conditions not ordinarily found in traditional office and retail districts.

ARTICLE V.

Section 5.1 Condemnation. If the Leased Premises shall be taken or condemned (or conveyed in lieu of any such taking or condemnation) for any public purpose or all practical access to the Leased Premises are taken or condemned, then this Lease, at the option of either Landlord or Tenant, shall terminate effective as of the date upon which possession of the Leased Premises is taken by such authority, and all rent accrued to the time of such termination shall be paid by Tenant to Landlord. In the event of any such taking or condemnation (or conveyance in lieu thereof) of twenty-five percent (25%) or more of the square footage of the Building, Landlord may elect to terminate this Lease effective as of the date upon which possession to such portion of the Building is taken, and all rent accrued to the time of such termination shall be paid by Tenant to Landlord. All proceeds of any taking, condemnation or conveyance in lieu thereof of the Leased Premises, the Building or any part thereof shall belong to and be paid to Landlord; provided, however, Tenant shall be entitled to claim, prove and receive in a condemnation proceeding such awards as may be allowed for damages to or the taking of fixtures, equipment and other personal property installed by it which it is herein permitted to remove from the Leased Premises at the end of the Lease Term, but only such awards as shall be separately awarded in addition to (and not out of or in diminishment of) the award made to Landlord.

Section 5.2 Casualty Damage. If the Leased Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall immediately give notice thereof to Landlord. If the Leased Premises shall be damaged by fire or other insured casualty so as to render the Leased Premises untenantable in whole or in part and to such an extent that Landlord determines that such damage can be repaired with the application of reasonable diligence within two hundred forty (240) days, Tenant shall be entitled to a fair diminution of the rent hereunder until such time as the Leased Premises are made tenantable as determined by Landlord. If the Leased Premises or any other portion of the Building shall be destroyed or damaged by fire or any other casualty to such an extent that Landlord determines that such damage cannot be repaired with the application of reasonable diligence within two hundred forty (240) days, and if the Leased Premises are rendered untenantable in whole or in part by reason of such casualty, then, at the option of Landlord, (i) Tenant shall be entitled to a fair diminution of the rent hereunder until such time as the Leased Premises are made tenantable as determined by Landlord, or (ii) Landlord may terminate this Lease whereupon all rent accrued up to the time of such termination shall be paid by Tenant to Landlord. In addition to the foregoing, if for any cause the Leased Premises or Building shall be so damaged that Landlord shall in its sole judgment decide not to rebuild, then by notice in writing to Tenant, this Lease shall forthwith terminate and all rent owed up to the time of such termination as set forth in such notice shall be paid by Tenant to Landlord. In no event shall Landlord have any obligation to repair or restore any of Tenant’s goods, Trade

Fixtures, furniture or other property placed in or incorporated in the Leased Premises which is destroyed or damaged by fire or any other casualty. If Landlord indicates that the Leased Premises can be made tenantable within two hundred and forty (240) days from the date of damage, but the Leased Premises have not been made tenantable by the end of such period, subject to additional Force Majeure, then Tenant shall have the right to terminate this Lease, with such termination to be effective as of the date on which such damage occurs, by giving written notice to Landlord of such election within ten (10) days after the end of such 240 day period and this Lease shall terminate thirty (30) days following the end of such 240 day period, unless within such thirty (30) day period, Landlord makes the Leased Premises tenantable--in which event Tenant’s notice shall be null and void and of no force or effect.

Section 5.3 Insurance.

(a) Landlord agrees to maintain in full force and effect throughout the Lease Term all insurance required to be maintained by Landlord, as tenant, under the Prime Lease. Landlord shall not be obligated to insure any of Tenant’s goods, Trade Fixtures, furniture or any other property placed in or incorporated in the Leased Premises including, without limitation, any Alterations performed by Landlord on behalf of Tenant.

(b) Tenant shall, at its sole cost and expense, procure, and maintain and comply with during the Lease Term (a) Commercial General Liability Insurance applicable to the Leased Premises and its appurtenances to provide contractual liability, personal injury liability, and property damage coverages, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate; (b) Property Insurance written on a Special Perils form, with coverage for broad form water damage including earthquake, sprinkler leakage, at 100% replacement cost value covering all of Tenant’s business and Trade Fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Leased Premises and any Leasehold Improvements performed by or for the benefit of Tenant; whether paid by Tenant or Landlord; (c) Business Interruption Insurance for a period of twelve (12) months; (d) If alcohol or other distilled beverages are provided, or otherwise available in the Leased Premises, Tenant shall carry host liquor liability coverage in amounts reasonably required by Landlord; (e) Workers’ Compensation Insurance in amounts required by Law; and (f) Employers Liability Coverage of at least $1,000,000 (One Million Dollars) bodily injury for each accident, $1,000,000 (One Million Dollars) bodily injury by disease for each employee, and $1,000,000 (One Million Dollars) bodily injury disease aggregate; (g) Automobile Liability Insurance with a minimum combined single limit of liability of at least One Million Dollars ($1,000,000) including coverage for owned, non-owned and hired vehicles; and (h) Umbrella Insurance excess of all liability insurance listed above, except for workers compensation, with limits of not less than Five Million Dollars ($5,000,000) annual aggregate. In addition to the foregoing, Tenant shall procure and maintain during the Lease Term and for no fewer than three (3) years thereafter, a stand-alone (covering pollution conditions on, at, under or migrating from the Project) pollution legal liability insurance policy covering Tenant’s operations for claims relating to clean-up, bodily injury, and property damage, with limits of not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate with a deductible of not more than $25,000, with respect to environmental contamination and pollution caused by Tenant. Such coverage shall have no exclusions for medical, special or biohazardous waste, mold, microbial matter, bacteria, viruses, or fungi particles expected to be handled and/or generated by Tenant in the course of Tenant’s operations and occupancy. Such policy shall include (i) full terrorism coverage, (ii) coverage for any above-ground storage tanks, where applicable, and (iii) coverage for radioactive materials if such materials are part of Tenant’s operations; and (iv) that this Lease and the indemnification requirements herein are included and scheduled as an insured contract on the pollution legal liability policy. Tenant’s Insurance shall be issued by a company that is licensed to do business in the Commonwealth of Massachusetts and have an A.M. Best rating of not less than A-VIII. All such policies of insurance shall name Landlord and parties designated in writing by Landlord as additional insureds with respect to the liability insurance coverage, and as loss payees, as their interests may appear, with respect to the property insurance and shall be primary and non-contributory with respect to any policies carried by Landlord or any additional insureds.

(c) All policies of insurance required to be maintained by Tenant shall provide that the Landlord shall be given at least thirty (30) days’ prior written notice of any cancellation or non-renewal of any such policy. A duly executed certificate of insurance with respect to each such policy will be deposited with Landlord by Tenant on or before the Commencement Date, and a duly executed certificate of insurance with respect to each subsequent policy shall be deposited with the Landlord at least fifteen (15) days prior to the expiration of the preceding such policy.

(d) Tenant shall not do or permit anything to be done in or about the Leased Premises nor bring nor keep nor permit anything to be brought to or kept therein, which will in any way increase the existing rate of or affect any fire or other insurance which Landlord carries upon any part of the Building or any of its contents, or cause the cancellation or invalidation of any such insurance. If the annual premium to be paid by Landlord with respect to any insurance obtained by Landlord covering any part of the Building or any of its contents shall exceed the standard rates because Tenant’s operations, contents of the Leased Premises or improvements with respect to the Leased Premises result in extra hazardous exposure, Tenant shall pay the excess amount of the premium upon demand by Landlord.

(e) All insurance carried by either Landlord or Tenant covering losses arising out of destruction or damage to the Leased Premises or its contents or to other portions of the Building, or to Tenant’s occupancy and operation of the Leased Premises shall provide for a waiver of rights of subrogation against Prime Lessor, Landlord and Tenant on the part of the insurance carrier, to the extent that the same is permitted under the laws and regulations governing the writing of insurance within the Commonwealth of Massachusetts. Anything in this Lease to the contrary notwithstanding and so long as the following does not invalidate any policy of insurance, Landlord and Tenant each hereby waive to the extent of insurance carried by either party any and all rights of recovery, claims, actions, or causes of action against the other, its agent, officers or employees, or any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto, which is insured against or should have been insured against under the terms of any insurance policy required to be maintained pursuant to this Section. The waivers set forth in the immediately preceding sentence shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease, including without limitation Sections 5.5 and 5.6 of this Lease.

Section 5.4 Surrender of Leased Premises. Upon termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant shall peaceably and quietly surrender the Leased Premises to Landlord, broom-clean and in a good state of repair and condition, excepting only ordinary wear and tear (subject to good maintenance practices), or damage due to fire or other insured casualty (which other insured casualty shall not be due to the neglect, act, omission or default of Tenant or any person claiming by, through or under Tenant) and otherwise in the condition required by this Lease including, without limitation, Section 3.5 hereof. To the extent specifically required by Landlord in connection with approving Tenant’s Work, Tenant shall demolish or remove all or any portion of any Trade Fixtures and other property and any alterations, improvements, additions or changes made by Tenant, whether or not the same were constructed with the consent of Landlord, and Tenant shall restore the Leased Premises to such condition as existed prior to the installation of such Trade Fixtures or other property or the making of any such alteration, improvement, addition or change, all such demolition, removal and restoration to be performed in accordance with the conditions set forth in Section 4.2. In addition, upon termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant shall remove any data cabling, all other low voltage wiring from the Leased Premises installed by Tenant, and any specialty build-out installations and shall repair any damage to the Premises or the Building caused by such installation or by such removal. Upon termination of this Lease, Tenant will also surrender to Landlord all keys to the Leased Premises and inform Landlord of all combinations on locks, safes and vaults, if any, at the Leased Premises.

Section 5.5 Damages from Certain Causes. To the fullest extent permitted by law, Prime Lessor and Prime Lessor’s agents and employees and Landlord and Landlord’s agents and employees shall not be liable or responsible to Tenant or any person claiming through Tenant for any loss or damage or injury to any property or person in, upon or about the Leased Premises or any other portion of the Building arising at any time from any cause other than to by reason of Landlord’s breach of this Lease or the negligence or willful misconduct of Landlord or of Landlord’s employees or agents acting within the scope of their employment or authority.

Section 5.6 Hold Harmless. Neither Prime Lessor nor Landlord (except to the extent resulting from Landlord’s negligence or willful misconduct) shall be liable to Tenant, or to Tenant’s agents, employees, contractors, customers or invitees or to any other person whomsoever for any injury or damage to person or property caused by or arising out of any act, omission or neglect of Tenant, its agents, contractors, subtenants, employees, customers, licensees, concessionaires or invitees or any other person entering the Building under express or implied invitation of Tenant, and Tenant agrees to indemnify and hold Landlord and Prime Lessor harmless from all liability and claims for any such damage and from all claims, costs, damages or liabilities arising out of any of the foregoing, including without limitation reasonable attorneys’ fees and all other out-of-pocket expenses incurred in connection therewith. In any case in which Tenant has agreed to indemnify Prime Lessor or Landlord or any other person, such indemnity shall be deemed to include an obligation on the part of Tenant to appear on behalf of the indemnified party in any and all proceedings involving a claim or cause of action covered by such indemnity and to defend the indemnified party against such claim or cause of action, all at Tenant’s cost; provided, however, at the option of any party indemnified hereunder, such party shall have the right to appear on its own behalf, employ its own legal counsel and defend any claim or cause of action indemnified in this Section, all at Tenant’s cost.

ARTICLE VI.

Section 6.1 Default by Tenant. The occurrence of any one or more of the following shall constitute a default by Tenant under this Lease:

(a) Failure of Tenant to timely pay rent or any other amounts payable under this Lease as and when first due and payable and such failure continues for five (5) Business Days after Landlord’s written demand, provided, however, that in no event shall Landlord be required to provide Tenant more than two (2) such notices in any twelve (12) month period;

(b) Failure of Tenant to perform, observe or comply with Section 4.8 of the Lease or any provision of the Prime Lease if such failure or default is not cured to Landlord’s reasonable satisfaction within five (5) Business Days after Landlord has given Tenant written notice thereof;

(c) The failure of Tenant to perform, observe, or comply with any of the terms, affirmative covenants, conditions or provisions contained in this Lease other than those set forth in (a) and (b) above and including, without limitation, the Building Rules, as the same may be reasonably modified from time to time if such failure or default is not cured to Landlord’s reasonable satisfaction within thirty (30) calendar days after Landlord has given Tenant written notice thereof or such longer period (not to exceed ninety (90) days in the aggregate) as may reasonably be required, provided that Tenant shall commence to cure such default within said thirty (30) day period and thereafter diligently prosecute the same to conclusion;

(d) The interest of Tenant under this Lease shall be levied on under execution or other legal process;

(e) Any petition in bankruptcy or other insolvency proceedings shall be filed by or against Tenant or any guarantor of this Lease, or any petition shall be filed or other action taken to declare Tenant or any such guarantor a bankrupt or to delay, reduce or modify Tenant’s or any such guarantor’s debts or obligations or to reorganize or modify Tenant’s or any such guarantor’s capital structure of indebtedness or to appoint a trustee, receiver or liquidator of Tenant or such guarantor or of any property of Tenant or such guarantor, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Tenant or any such guarantor;

(f) (i) Tenant shall become insolvent or otherwise fail to pay its monetary obligations in due course as they mature, or (ii) Tenant shall make an assignment for the benefit of creditors, or (iii) a receiver or trustee shall be appointed for Tenant or any of its properties and not discharged within five (5) Business Days; and

(g) Tenant shall do or permit to be done anything whereby a lien, security interest or other encumbrance (whether consensual or created by operation of law or otherwise) is created or filed against all or any part of the Leased Premises, the Building or any property situated therein or Tenant’s interest in this Lease which is not discharged within thirty (30) days of its filing.

Section 6.2 Landlord’s Remedies. Upon the occurrence of any default by Tenant under this Lease, Landlord may, at its sole option, do any one or more of the following:

(a) Landlord may terminate this Lease and/or Tenant’s right to possession of the Leased Premises, whereupon Tenant’s right of possession shall thereupon cease and terminate and Landlord shall be entitled to the possession of the Leased Premises, any process of law, any notice to quit, or of intention to re-enter being hereby exercised by entry, or in lieu thereof, by written notice to Tenant terminating this Lease and Tenant’s right to possession. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause or in the event Landlord terminates this Lease or Tenant’s right of possession as provided in this Section 6.2. In the event of such re-entry by process of law or otherwise, Tenant nevertheless shall remain liable for any and all damage, deficiency or loss and Landlord shall have the power and right, which is hereby acceded to by Tenant, to re-let the Leased Premises, and whether or not there has been such re-letting, Landlord shall have the right each month to sue for and recover all sums previously due and not previously paid, as well as all sums thereafter due and payable including, without limitation, any loss of rents (or monthly deficit) with the right reserved to Landlord to bring any action(s) or proceeding(s) for the recovery of any deficit(s) remaining unpaid without being obligated to await the expiration of the Lease Term for a final determination of Tenant’s account. Additionally, Landlord may elect at any time, upon written notice to Tenant, to accelerate the payment of Base Rent, Additional Rent and all other sums due or to become due under the Lease, as reasonably estimated by Landlord, in which case Tenant shall forthwith pay such sums to Landlord after receiving a credit for (i) such sums as may previously have been paid under this Section 6.2 net of such expenses as may be deducted under clause (b) of this Section 6.2; and (ii) the reasonable value of Tenant’s leasehold estate for the balance of the Lease Term fixed herein. The commencement or maintenance of any one or more actions shall not bar Landlord from bringing other or subsequent actions for future accruals pursuant to provisions of this Section 6.2. It is further understood that no waiver of any breach of any covenant, condition or agreements herein contained shall operate as a waiver of the covenant, condition or agreement itself or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent herein stipulated or otherwise payable under this Lease shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction. Landlord agrees to use commercially reasonable efforts to mitigate its damages. Landlord may accept such check or payment without prejudice to Landlord’s right to pursue or continue to pursue any of Landlord’s rights or remedies provided for in this Lease. The proceeds of any such re-letting shall first be applied to the expenses thereof, including all costs in refitting and redecorating the Leased Premises, leasing commissions and other costs and expenses incurred therein. The remaining proceeds resulting therefrom, if any, shall then be applied to Tenant’s liability under this Lease. Landlord’s re-letting of the Leased Premises following a default by Tenant under this Lease may be on such terms, provisions and conditions as Landlord shall deem reasonably appropriate and may be for such term (or terms) as Landlord may select whether longer or shorter than the remaining Lease Term.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 6.2, and provided that there is more than one (1) year remaining in the Lease Term, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this ARTICLE VI or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Base Rent payable for the twelve (12) months ended next prior to such termination, plus the amount of Base Rent accrued and unpaid at the time of such election plus any and all out-of-pocket expenses which Landlord may have incurred for and with respect to the collection of any of such rent.

(b) Notwithstanding anything hereinabove contained in this Article VI, no default by Tenant which would be violative of the Prime Lease or the Economic Development Plan pursuant to which the Boston Marine Industrial Park is operated and has been developed will be permitted, particular reference being made to the Permitted Use.

Section 6.3 Landlord’s Right to Perform Certain Obligations. Should Tenant fail to perform any of its obligations hereunder, which failure continues after expiration of any applicable grace period and notice, or should Landlord reasonably determine that immediate action is needed to prevent damage to either the Leased Premises or the Building, Landlord may (but shall not be obligated to) enter upon the Leased Premises and perform all or any part of such obligations and/or take such action as it deems necessary to prevent or limit such damage, as applicable. Upon demand, Tenant shall reimburse Landlord for the cost to Landlord of performing such obligations plus profit and overhead in an amount equal to fifteen percent (15%) of such cost and/or, if Landlord reasonably took such action to prevent or limit damage to the Leased Premises or Building or the need for action arose from a cause within the Leased Premises, for the costs associated with such action. No action taken by Landlord under this Section shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations.

Section 6.4 Cumulative Remedies. Except as otherwise provided herein, the rights and remedies of Landlord under this Article shall be non-exclusive and shall be in addition to and cumulative of all other remedies available to Landlord under this Lease or at law or in equity.

Section 6.5 Security Deposit. Concurrently with the execution of this Lease, Tenant has delivered to Landlord a Letter of Credit (as hereinafter defined) in the amount specified in the Basic Lease Information, as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon a commercial bank which is satisfactory to Landlord (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one (1) year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord. The Letter of Credit, if in the form attached as Exhibit G shall be satisfactory. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each thereafter during the Lease Term (and in no event shall the Letter of Credit expire prior to the 60th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than 60 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston, Massachusetts. Except as otherwise expressly stated herein, this Letter of Credit is governed by and subject to the “International Standby Practices of ISP 98 (1998 Revision), International Chamber of Commerce Publication No. 590.”

(a) Application of Security. If (a) an Event of Default by Tenant occurs and is continuing in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent; or (b) Landlord receives a Non-Renewal Notice which is not cured within ten (10) days after being notified thereof; or (c) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use and apply the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Base Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default beyond any applicable cure periods, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (c) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section 6.5. If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, Tenant shall, within ten (10) days of its receipt of written notice thereof, amend the Letter of Credit to increase the amount thereof by the amount so applied or retained or provide Landlord with an additional Letter of Credit in the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Lease Term. The Letter of Credit or cash security, as the case may be, or balance thereof shall be returned to Tenant after the Expiration Date and after delivery of possession of the Leased Premises to Landlord in the manner required by this Lease and the curing of any outstanding Events of Default under this Lease.

(b) Transfer. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of this Section 6.5(b) shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be reasonably necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(c) Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) days after being notified thereof, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 6.5. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the date which is sixty (60) days after the Expiration Date, or if Tenant otherwise fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 6.5, Landlord shall have the right to present the Letter of Credit to the Issuing Bank in accordance with the terms of this Section 6.5, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any breach or default by Tenant under this Lease.

(d) Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease which continues beyond applicable notice and cure periods. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder beyond any applicable grace or cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from such Tenant’s breach or default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

(e) Reduction in Letter of Credit. Effective as of the second (2nd) anniversary of the Rent Commencement Date (the “Initial Reduction Date”) and effective as of the fifth (5th) anniversary of the Rent Commencement Date (the “Second Reduction Date”), provided that (i) the Lease is then in full force and effect, (ii) Tenant has not been in monetary or material non-monetary Event of Default under this Lease, (iii) Tenant is not then currently in monetary or material non-monetary default under this Lease, and (iv) Tenant’s Net Worth (as hereinafter defined) is equal to or greater than Tenant’s Net Worth as of the date of this Lease (items (i) through (iv) being collectively referred to herein as the “Reduction Criteria”), Tenant may request reductions in the amount of the Letter of Credit on the Initial Reduction Date to $747,666.65 and on the Second Reduction Date to $598,133.32, by written notice to Landlord and accompanied by updated financial information (containing all of the information required by, and meeting the requirement by, and meeting the requirements contained within, set forth herein). Landlord shall consider each such reduction request in good faith and shall respond to such request within ten (10) Business Days of Landlord’s receipt of all information reasonably requested by Landlord in connection therewith. Any approved reduction in the amount of Letter of Credit shall be accomplished by (x) Tenant providing Landlord with a substitute Letter of Credit in the reduced amount in exchange for the existing Letter of Credit(s) which Landlord is then holding or (y) an amendment to the existing Letter of Credit(s) then held by Landlord, in form and substance acceptable to Landlord, which is accepted by Landlord in writing. Within ten (10) Business Days of Landlord’s receipt of a substitute Letter of Credit in the reduced amount, if applicable, Landlord shall deliver to Tenant the original existing Letter of Credit(s) which Landlord is then holding and which is being replaced. For the purposes of this Section 6.5(e), “Tenant’s Net Worth” shall mean the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.

ARTICLE VII.

Section 7.1 Attorneys’ Fees and Other Expenses. Unless prohibited by applicable law, Tenant and Landlord agree to pay to the other party the amount of all legal fees and expenses incurred by the given party arising out of or resulting from any act or omission by the other party with respect to this Lease or the Leased Premises including without limitation, any breach by under this Lease.

Further, if Tenant shall request Landlord’s consent to or joinder in any instrument pertaining to this Lease, Tenant agrees promptly to reimburse Landlord for the legal fees and expenses (up to a maximum of $2,500.00 per request) and such fees as are required to be paid by any mortgagee or other lender incurred by Landlord in processing such request, whether or not Landlord complies therewith; and if Tenant shall fail promptly so to reimburse Landlord, same shall be deemed to be a default in Tenant’s monetary obligations under this Lease.

Whenever Tenant shall request approval by Landlord or Landlord’s architect of plans, drawings, specifications, installation of signs including subsequent changes thereof, or the like, Tenant specifically agrees promptly to pay to Landlord’s architect (or reimburse Landlord for the payment Landlord makes to said architect for) the reasonable out-of-pocket charges (up to a maximum of $2,500.00 per request) involved in the review (and re-review, if necessary) and approval or disapproval thereof whether or not approval shall ultimately be given.

Section 7.2 Alteration. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

Section 7.3 Non-Waiver. No course of dealing between Landlord and Tenant or any other person, nor any delay on the part of Landlord in exercising any rights under this Lease, nor any failure to enforce any provisions of this Lease, nor the acceptance of rental by Landlord shall operate as a waiver of any rights of Landlord, except to the extent, if any, expressly waived in writing by Landlord. The waiver by Landlord of any agreement, condition or provision herein contained shall not be deemed a waiver of any subsequent breach of the same or any other agreement, condition or provision herein contained.

Section 7.4 Notices. Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth below, and to any mortgagee or Prime Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any mortgagee or Prime Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Section 7.4. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or three (3) Business Days after it shall have been mailed as provided in this Section 7.4, whichever is earlier.

If to Landlord:	c/o Related Fund Management
30 Hudson Yards
New York, NY 10001
Attn: [***]
Email: [***]

– and –

c/o JAMESTOWN, L.P.
Ponce City Market
675 Ponce de Leon Avenue NE
7th Floor
Atlanta, Georgia 30308
Attention: [***]
Email: [***]

With a copy to:	c/o Related Beal
177 Milk Street, 2nd Floor
Boston, MA 02109

And

Goulston & Storrs PC
400 Atlantic Avenue
Boston, Massachusetts 02110-3333
Attention: [***]
Email: [***]

If to Tenant:	Aktis Oncology, Inc.
450 Kendall Street
c/o MPM Capital
Cambridge, MA 02142
Attn: [***]
Email: [***]

With a copy to:	Brown Rudnick LLP
Once Financial Center
Boston, Massachusetts 02111
Attn: [***]
Email: [***]

Section 7.5 Interest. All amounts of money payable by Tenant to Landlord under this Lease shall bear interest from the date due until paid at a rate equal to the lower of (a) twelve percent (12%) per annum, or (b) the maximum rate permitted by law, if any.

Section 7.6 Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not constitute a merger and shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of Tenant’s interest in any or all such subleases or subtenancies.

Section 7.7 Other Tenants of Building. Neither this Lease nor Tenant’s continued occupancy of the Leased Premises is conditioned upon the opening of any store or business in the Building, nor upon the continued operation of any store or business.

Section 7.8 Consent by Landlord. In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, such consent must be in writing and unless this Lease expressly provides that such consent or permission is not to be unreasonably withheld, conditioned or delayed, the matter of whether to grant such consent of permission shall be within the sole and exclusive judgment and discretion of Landlord, and it shall not constitute any nature of breach by Landlord under this Lease or any defense to the performance of any covenant, duty or obligation of Tenant under this Lease that Landlord delayed or withheld the granting of such consent of permission.

Section 7.9 Legal Interpretation. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts and the United States. All obligations of the parties hereto are independent and shall be performable in, and all legal actions to enforce or construe this Lease shall be instituted in the courts of, Suffolk County, Massachusetts. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate the remainder. All obligations of either party requiring any performance after the expiration of the Lease Term shall survive the expiration of the Lease Term and shall be fully enforceable in accordance with those provisions pertaining thereto. Section titles appearing in this Lease are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease.

Section 7.10 Entire Agreement. Tenant agrees that this Lease supersedes and cancels any and all previous letters of intent, statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Leased Premises or the Building, and that there are no representations, agreements, or warranties (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease, the Leased Premises or the Building other than contained in this Lease.

Section 7.11 Assignment by Landlord. Landlord shall have the right at any time to transfer and assign in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties and obligations hereunder or in the Building. Tenant agrees to look only to the Landlord hereunder (or Landlord’s successor(s)-in-interest) and its interest in the Building and Land for performance of such of Landlord’s obligations hereunder as arise during its period of ownership of the tenant’s interest in the Prime Lease.

Section 7.12 Authority. Each of Landlord and Tenant represents and warrants to the other that it has the full right, power and authority to enter into this Lease and to perform its obligations hereunder, and that upon execution of this Lease by such party, this Lease shall constitute a valid and legally binding obligation of such party. If Tenant signs as a corporation or other entity, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly and validly existing corporation or entity, that the execution of this Lease by such persons on behalf of Tenant has been duly authorized by all necessary corporate action and that Tenant is qualified to do business in the Commonwealth of Massachusetts.

Section 7.13 Liability. Any provisions of this Lease to the contrary notwithstanding, Tenant hereby agrees that no personal, partnership or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord or its partners or venturers for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive legal remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in the Project. Except as set forth in Section 7.22 hereof, in no event shall either party be liable to the other for special, consequential or punitive damages.

Section 7.14 Time of the Essence. In all instances where Tenant is required under this Lease to pay any sum or do any act at a particular time or within a particular period, it is understood that time is of the essence with respect to such obligation of Tenant.

Section 7.15 Instruments and Evidence Required to Be Submitted to Landlord. Each written instrument and all evidence of the existence or non-existence of any circumstances or conditions which is required by this Lease to be furnished to Landlord shall in all respects be in form and substance satisfactory to Landlord, and the duty to furnish such written instrument or evidence shall not be considered satisfied until Landlord shall have acknowledged that it is satisfied therewith.

Section 7.16 Counterparts. This Lease is executed in any number of counterparts, each copy of which is identical, and any one of which shall be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of the other copies. This Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

Section 7.17 Gender. The pronouns of any gender shall include the other gender and either the singular or the plural shall include the other.

Section 7.18 Force Majeure. Whenever a period of time is herein described for the taking of any action by Landlord or Tenant except for the payment of money, Landlord or Tenant, as the case may be, shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to Force Majeure.

Section 7.19 Recordation. Tenant agrees not to record this Lease, or any instrument to which this Lease may now or hereafter be attached. Upon the written request of the other party, each party shall have the right to request the execution and recordation with the Suffolk County Registry of Deeds of a Memorandum of Lease, in mutually agreeable form.

Section 7.20 Prime Lease. Tenant recognizes and acknowledges the existence of the Prime Lease and that this Lease is a sublease of a portion of Landlord’s leasehold estate created by the Prime Lease. The termination of the Prime Lease for any reason whatsoever shall never constitute a default by Landlord hereunder nor shall such termination entitle Tenant to terminate this Lease or the payment of any rent or other sums due by Tenant hereunder. Tenant further agrees that this Lease is subject to all of the terms and provisions of the Prime Lease and hereby agrees to be bound by provisions thereof, including but not limited to the provisions relating to employment and non-discrimination. By execution hereof, Tenant hereby acknowledges that it has received a copy of all provisions of the Prime Lease relating to employment and non-discrimination all as set forth on Exhibit D attached hereto provided, however, that the execution of this Lease by Landlord shall never be construed to be an approval hereof by the Prime Lessor, it being understood that the Prime Lessor cannot be bound by any act or omission of Landlord. If Prime Lessor shall request a modification of this Lease, Tenant shall not unreasonably withhold or delay its consent to a modification which does not materially adversely affect

Tenant’s rights and privileges hereunder or impose material burdens on Tenant. Tenant hereby acknowledges and agrees that all communications with Prime Lessor relating to this Lease shall be directed through Landlord and that Tenant shall not seek any approvals or otherwise communicate with Prime Lessor regarding this Lease without the approval of Landlord.

Section 7.21 Commissions. Tenant and Landlord warrant and represent to each other that they have not dealt with any broker except as described in Article I hereof. Tenant and Landlord hereby agree to defend, indemnify, and hold harmless each other, from and against any claim by third parties for brokerage, commissions, finders or other fees relative to this Lease or the leasing of space in the Building, and any court costs, attorneys’ fees or other costs or expenses arising therefrom, alleged to be due by any broker other than as described in Article I hereof.

Section 7.22 Surrender of Premises and Holding Over. If Tenant shall remain in possession of the Leased Premises without extension after the expiration of the Lease Term, Tenant shall hold as a tenant at sufferance, at a charge for use and occupancy, and not as rent, of the Leased Premises (x) with respect to any holdover period up to sixty (60) days after the Expiration Date, equal to one hundred and fifty percent (150%) of the highest monthly installment of Base Rent applicable during the Lease Term plus all Additional Rent during such period of time; and (y) with respect to any holdover period after such initial sixty (60) day period, equal to two hundred percent (200%) of the highest monthly installment of Base Rent applicable during the Lease Term plus all Additional Rent during such period of time. In all other respects Landlord and Tenant shall be subject to the terms, provisions and conditions of this Lease, provided Tenant shall be liable for all damages incurred by Landlord as a result of Tenant holding over. No surrender to Landlord of this Lease or of the Leased Premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Landlord. No act on the part of any representative or agent of Landlord, and no act on the part of Landlord other than such a written agreement acceptance by Landlord, shall constitute or be deemed an acceptance of any such surrender.

Section 7.23 Relocation of Premises. Landlord reserves the unrestricted and unconditional right, upon one hundred and eighty (180) days’ notice from Landlord to Tenant (a “Relocation Notice”), to provide and furnish Tenant with replacement premises elsewhere within the Building other than the eighth (8th) floor (the “Substitute Premises”), and to thereafter relocate Tenant from the Leased Premises to the Substitute Premises provided that, Landlord shall only have the right to exercise this relocation right one (1) time during the Lease Term and no relocation shall occur in the first (1st) or last Lease Year of the Lease Term. The Substitute Premises shall be finished out and decorated by Landlord at Landlord’s sole cost and expense, so that the Substitute Premises shall be comparable in its design and decoration to the Premises, including build-out and capacity for employees reasonably consistent with the Leased Premises as of the date of the Relocation Notice. For purposes of this Section 7.23, the phrase “comparable space” shall mean space which is approximately the same size (but in no event more than ten percent (10%) smaller than the Leased Premises prior to the relocation) and dimensions as the Leased Premises with building systems, chemical storage allocation and infrastructure substantially similar to that serving the Leased Premises prior to the relocation. If Landlord relocates Tenant to the Substitute Premises, then Landlord shall, at its sole cost and expense, move the equipment and personal property of Tenant to the Substitute Premises and shall reinstall and reconstruct such improvements, equipment and personal property in the Substitute Premises in a manner and fashion reasonably comparable to the Leased Premises. Upon the exercise by Landlord of the foregoing relocation right, this Lease and each of the terms, covenants and conditions hereof shall remain in full force and effect and be applicable to the Substitute Premises, including, no increase in (a) the Base Rent payable by Tenant or (b) Tenant’s Proportionate Share provided, however, that in the event that the Substitute Premises is smaller than the Leased Premises prior to the relocation, the Base Rent and Proportionate Share shall be decreased on a per square foot basis. In such event, effective as of the date specified in the Relocation Notice, Tenant shall vacate and surrender the original Leased Premises in accordance with the terms and conditions of this Lease, and the Substitute Premises shall thereafter be deemed to be substituted for the original Leased Premises and Tenant shall have no further rights or interests in or to the original Leased Premises. After delivery of a Relocation Notice, the provisions of this Section 7.23 shall be self-operative; however, at either party’s request, Landlord and Tenant shall enter into an amendment of this Lease confirming the relocation of the Leased Premises. In connection with any relocation pursuant to the foregoing, Landlord shall provide a forty-five (45) day abatement of Base Rent to Tenant, which shall be credited to Tenant upon Tenant’s relocation from the Leased Premises to the Substitution Premises.

Section 7.24 When Lease Becomes Binding. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

Section 7.25 No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against either party merely because its counsel has prepared it.

Section 7.26 OFAC List. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Leased Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any Requirement.

Section 7.27 Confidentiality. Tenant and Landlord acknowledge that the terms and conditions of this Lease are to remain confidential for both parties’ benefit and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent, except (i) in litigation between Landlord and Tenant, (ii) if required by court order, or (iii) as required by applicable law or regulation. Notwithstanding the immediately preceding sentence, each party shall have the right to disclose such information to its attorneys, accountants, and consultants, provided such disclosing party instructs such persons to keep such information confidential.

Section 7.28 Sustainability. Tenant acknowledges that the Building is or may be in the future certified/rated pursuant to or operated to meet one or more Green Building Standards. As and when requested by Landlord during the Lease Term, Tenant shall provide Landlord (in the format requested by Landlord and reasonably necessary or desirable to comply with the requirements of the applicable Green Building Standards or any commissioning or re-commissioning of Building systems) with data concerning Tenant’s energy consumption, water consumption, waste recycling, and the operation of Building systems. Such data may include, but shall not be limited to, Tenant’s operating hours, the number of on-site personnel, the types of equipment used at the Building (including computer equipment, if applicable), office supply purchases, light bulb purchases, waste and recycling manifests (including gross waste generated and diverted to landfill), cleaning product materials (both chemicals and paper products), environmental characteristics (e.g. landscaping, bicycle racks), as applicable, and energy use and cost. Landlord shall have no liability to Tenant if, once obtained, any such Green Building Standards rating or certification lapses and is not reinstated by Landlord. Tenant and any occupants of the Leased Premises shall comply with the Building’s Sustainability Practices and the applicable Green Building Standards, if any. Tenant shall not materially, adversely affect (as reasonably determined by Landlord) the indoor air quality of the Leased Premises or the Building, including, but not limited to, by the type of equipment, furniture, furnishings, fixtures or personal property that is brought into the Leased Premises, the materials used in the construction of any tenant improvements or alterations in the Leased Premises, the cleaning supplies used in the maintenance of the Leased Premises, or the violation of any non-smoking policy adopted by Landlord. Landlord and Tenant agree to share data needed for third party rating systems such as LEED, GRESB and ENERGY STAR, and Tenant agrees that Landlord may provide data from Tenant to Landlord’s consultants, lenders or prospective lenders, purchasers or prospective purchasers, or other third parties having a reasonable need to know such information.

As used in this Lease, the term “Building’s Sustainability Practices” means the operations and maintenance practices for the Building, whether incorporated into the Building Rules, separate written sustainability policies or otherwise reasonably implemented by Landlord with respect to the Project, as the same may be revised from time to time, addressing, among other things: energy efficiency; energy measurement and reporting; water usage; recycling, composting, and waste management; indoor air quality; and chemical use. As used in this Lease, the term “Green Building Standards” means one or more of the following: the U.S. EPA’s Energy Star® Portfolio Manager, the Green Building Initiative’s Green Globes™ building rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED®) building rating system, the ASHRAE Building Energy Quotient (BEQ), the Global Real Estate Sustainability Benchmark (GRESB), or other standard for high performance buildings adopted by Landlord with respect to the Project, as the same may be revised from time to time.

Section 7.29 Press Releases. Tenant agrees not to make or provide any public statement, press release or other public disclosure related to the terms of this Lease and/or the opening of Tenant’s business in the Building (including, without limitation, by means of statements, press releases or disclosures displayed or accessible electronically, on the internet and/or on social media, such as, by way of example only, Facebook, Twitter and Instagram) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. These restrictions on disclosure shall survive the termination or expiration of this Lease.

Section 7.30 Parking. Subject to the provisions hereof, during the Lease Term, Tenant shall have the right to one (1) parking space per 5,000 rentable square feet of the Leased Premises (i.e., four (4) parking spaces based on 17,944 rentable square feet of the Leased Premises) (collectively, the “Parking Spaces”) in the BMIP parking garage (“BMIP Garage”) located at 12 Drydock Avenue. Tenant shall pay, as Additional Rent, a monthly parking charge for the Parking Spaces, which charge is currently $450.00 per month, per space, which rate may be increased from time to time. The Parking Spaces shall be used only for parking duly registered and operating private passenger motor vehicles owned and operated by Tenant or its employees and for visitor parking. Neither the Landlord nor any operator shall be liable for any loss, injury or damage to persons using the Parking Spaces or automobiles or other property therein, and, to the fullest extent permitted by law, the use of the Parking Spaces shall be at the sole risk of Tenant and its employees. Visitor parking is available in the BMIP Garage, on a first come, first serve basis for parking for all tenants in the Marine Industrial Park, at hourly parking rates, but, except as expressly set forth herein, Tenant has no particular rights in such garage except for the rights of the general public to park in such garage and the right to utilize any spaces in the BMIP garage that are available to Landlord under the Prime Lease on a first-come, first serve basis.

ARTICLE VIII.

Section 8.1 Definitions. As used in this Lease, the following terms shall have the respective meanings indicated:

Building shall mean that certain building located at One Design Place in Boston (Seaport), Massachusetts, as the same may now or hereafter exist or as it may from time to time hereafter be expanded or modified.

Building Rules shall mean rules and regulations adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Building and for the preservation of good order therein, all of which will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant. The initial Building Rules are attached hereto as Exhibit B and Exhibit C and no such rules and regulations shall be enforced against Tenant in a discriminatory fashion as between Tenant and other tenants of like size and nature.

Business Days shall mean all days, excluding Saturdays, Sundays and Observed Holidays.

Common Areas shall mean the lobby and sidewalk areas and other similar areas of general access and the areas on multi-tenant floors in the Project devoted to corridors, elevator lobbies, restrooms and other similar facilities serving the Leased Premises.

Commencement Date shall mean the date shown in Article I hereof.

Governmental Authorities shall mean the United States of America, the City of Boston, the Commonwealth of Massachusetts, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Normal Business Hours shall mean 8:00 a.m. to 6:00 p.m. from Monday through Friday and from 8:00 a.m. until 1:00 p.m. on Saturday, excepting Observed Holidays.

Observed Holidays shall mean New Years’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day plus days observed by the Commonwealth of Massachusetts, the City of Boston, and the labor unions servicing the Project as holidays.

“Operating Costs” shall mean all operating costs of the Project of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, promotion, insuring or operation of the Project, including, but not limited to, the following:

(a) Wages and salaries of all employees engaged in operation and maintenance or security (to the extent provided) of all or any part of the Project, including taxes, insurance and benefits relating to such employees.

(b) All supplies and materials used in the operation and maintenance of any part of the Project.

(c) Costs of all utilities for the Project not separately metered to third parties, including the cost of water and power, heating, lighting, air conditioning and ventilating for all or any part of the Project.

(d) Costs of all maintenance, janitorial, security (to the extent provided) and service agreements for the Project, and the equipment therein, including alarm service, window cleaning, snow removal and elevator maintenance.

(e) Costs of all insurance relating to the Project, including cost of casualty and liability insurance and Landlord’s personal property used in connection therewith but excluding any insurance costs relating to items that are not included within Operating Costs (i.e. insurance costs relating to a third party tenant build out).

(f) Costs of repairs and general maintenance of any part of the Project (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant) including, without limitation, landscaping of any part of the Project.

(g) Amortization of the cost of installation of capital improvements to the extent that in the reasonable judgment of Landlord the same are necessary to continue the Project as a first class real estate project or will reduce, or reduce the rate of increase of, other Operating Costs or are required to cause the Project or any part thereof to be in compliance with any applicable law or with the request of any insurer or board of underwriters. All of such costs shall be amortized over the reasonable life of such improvements, and a pro rata portion thereof included within Operating Costs for each year the same is so amortized, together with interest at the rate of eight percent (8%) per annum on all unamortized balances. The reasonable life and amortization schedule of the foregoing shall be determined in accordance with generally accepted accounting principles (GAAP), and in no event shall such reasonable life extend beyond the reasonable life of the Building or other part of the Project to which such costs are related.

(h) Landlord’s central accounting and overhead costs attributable to the Project.

(i) All fees paid to any person or entity who provides services, including management and marketing to any part of the Project and all costs and charges related thereto including, without limitation, a property management fee equal to two and one half percent (2.5%) of the gross revenues of the Project.

(j) All amounts payable by Landlord as real estate taxes or payments in lieu of real estate taxes or Tax Rent payable by Landlord under the Prime Lease, all herein collectively referred to as “Taxes”. The term “Taxes” includes, without limitation, the following: any fire service or other charges for municipal services and all governmental impositions and taxes imposed upon the Building and the land thereunder (the “Land”), and assessments, as well as all ad valorem, license or other taxes imposed upon the Building or the Land and/or imposed upon Landlord by reason of its ownership thereof or this Lease other than state or federal inheritance or succession taxes. If at any time during the Lease Term, the methods of taxation of real estate prevailing at the commencement of the execution hereof shall be altered so that in lieu of, in addition to, or as a substitute for, the whole or any part of the Taxes, there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as capital levy or otherwise, on the rents received therefrom; or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Leased Premises and imposed upon Landlord; or (iii) a tax license fee or the like measured by the rents payable, the same shall be included as Taxes hereunder.

Operating Costs for any calendar year during the Lease Term shall be computed and adjusted upward so that Operating Costs shall at all times equal the product of actual Operating Costs incurred during such year times the fraction, the numerator of which is the rentable area of the Building and the denominator of which is the average number (determined on annualized basis) of the rentable area of the Building which is, during such year, subject to a lease agreement with Landlord under which the tenant thereunder is required to pay its proportionate share of Operating Costs.

Without limiting the generality of the foregoing, Landlord shall have the right, from time to time to equitably allocate and prorate some or all of the Operating Costs among different tenants (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the rentable area of the Leased Premises to the rentable area of all of the premises to which such costs are allocated. Such Cost Pools shall include Tenant’s Laboratory Share and may also include, without limitation, other differentiation of the office space, retail space and laboratory tenants of the Building.

Permitted Transferee shall mean: (a) a business entity resulting from a merger or consolidation into or with Tenant, or a reorganization of Tenant, or (b) a business entity to which all or substantially all of Tenant’s assets or stock are transferred; or (c) a Related Entity.

Prime Lease shall mean that certain long term lease agreement dated March 21, 1985 by and between The Economic Development and Industrial Corporation of Boston, a corporation organized under the laws of the Commonwealth of Massachusetts, as landlord and The New England Design Center, as tenant, as amended, covering the Building and certain real property on which the Building is situated, as the same may be further amended from time to time.

Prohibited Use shall mean any use or occupancy of the Leased Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Project or any equipment, facilities or other systems therein; (b) impair the appearance of the Project; (c) interfere with the efficient and economical maintenance, operation and repair of the Leased Premises or the Project or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Project tenant or occupants; (e) not comply with applicable Requirements; (f) materially and adversely affect the first-class image of the Project; (g) violate any then current exclusive use or right granted by Landlord to any tenant or occupant of the Building (Landlord agreeing to provide notice of same within ten (10) Business Days following Tenant’s written request therefor); or (h) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Project.

Project shall mean the Building and the Land and all other improvements now or hereafter situated on the Land.

Related Entity shall mean: A business entity, including without limitation any subsidiary, franchisee, division or affiliate, which Controls, is Controlled by, or is under common Control with, Tenant.

Requirements shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the ADA and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Project, and (iv) utility service providers.

Trade Fixtures shall mean any and all signs placed by Tenant within the Leased Premises pursuant to provisions hereof and any and all items of property used by Tenant in the Leased Premises including, but not limited to, furniture and equipment; provided, however, that the term “Trade Fixtures” shall not include any permanent leasehold improvements including, but not limited to, any floor, wall or ceiling coverings, any interior walls or partitions, any lighting fixtures, track lights or any property a part of or associated with any electrical, plumbing or mechanical system, notwithstanding that the same may have been installed within the Leased Premises.

Force Majeure shall mean whenever a period of time is herein described for the taking of any action by Landlord or Tenant except for the payment of money, Landlord or Tenant, as the case may be, shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, public health emergency or exigency, shortages of labor or materials, war, governmental laws, regulations or restrictions or any act, omission, delay or neglect of the other party hereto or any of such other party employees or agents, or any other cause whatsoever beyond the control of such party (each, a “Force Majeure Event”).

Section 8.2 Exhibits, Supplements and Riders. The Exhibits, Supplements and Riders attached to this Lease are hereby incorporated herein and hereby made a part of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

“LANDLORD”

IDB 17-19 DRYDOCK LIMITED PARTNERSHIP, a Delaware limited partnership

By:	IDB 17-19 GP Corp., a Delaware corporation, its general partner

	By:	/s/ Dana Griffin
	Name:	Dana Griffin
	Title:	Authorized Signatory

“TENANT”

AKTIS ONCOLOGY, INC., a Delaware corporation

By:	/s/ Matthew Roden
Name: Matthew Roden
Title: President and CEO
Hereunto duly authorized

EXHIBITS

Exhibit A – Floor Plan

Exhibit B – Tenant Rules and Regulations including Laboratory Rules and Regulations

Exhibit C – Construction Rules and Regulations

Exhibit D – Non-Discrimination and Employment Requirements

Exhibit E – Base Rent Payment Schedule

Exhibit F-1 – Fit Plan

Exhibit F-2 – Landlord/Tenant Matrix

Exhibit G – Form of Letter of Credit

Exhibit H – Tenant’s List of Hazardous Materials

EXHIBITS

EXHIBIT A

PREMISES

[***]

EXHIBIT A

EXHIBIT B

TENANT RULES AND REGULATIONS

[***]

EXHIBIT B-1

EXHIBIT C

CONSTRUCTION RULES AND REGULATIONS

[***]

EXHIBIT C-1

EXHIBIT D

NON-DISCRIMINATION AND EMPLOYMENT REQUIREMENTS

[***]

EXHIBIT D-1

EXHIBIT E

BASE RENT PAYMENT SCHEDULE

[***]

EXHIBIT E-1

EXHIBIT F-1

FIT PLAN

[***]

EXHIBIT F-1

EXHIBIT F-2

LANDLORD/TENANT MATRIX

[***]

EXHIBIT F-2-1

EXHIBIT G

FORM OF LETTER OF CREDIT

[***]

EXHIBIT G-1

EXHIBIT H

TENANT’S LIST OF HAZARDOUS MATERIALS STORED IN THE PREMISES

[***]

EXHIBIT H-1